                                            FILED PURSUANT TO RULE NO. 424(b)(2)
                                            REGISTRATION NO. 333-24807

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 10, 1997)

                                 $300,000,000

                             THE MONEY STORE/(R)/

                  $175,000,000 8.05% SENIOR NOTES DUE 2002
                  $125,000,000 8.375% SENIOR NOTES DUE 2004

                               ---------------
  The 8.05% Senior Notes Due 2002 (the "Five Year Notes") of The Money Store Inc. (the "Company") will mature on April 15, 2002 and are not redeemable prior to maturity. The 8.375% Senior Notes Due 2004 (the "Seven Year Notes" and, collectively with the Five Year Notes, the "Notes") of the Company will mature on April 15, 2004 and are not redeemable prior to maturity. Each of the Five Year Notes and the Seven Year Notes are sometimes referred to herein as a "Series." Interest on each Series of Notes will be payable semiannually on April 15 and October 15 each year, commencing October 15, 1997. The Notes of each Series will constitute unsecured and unsubordinated indebtedness of the Company and will rank equally in right of payment, on a pari passu basis, with the other Series of Notes and with all existing and future unsecured and unsubordinated senior indebtedness and guarantees of the Company. Each Series of Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") on a senior unsecured basis by certain of the Company's subsidiaries (the "Guarantors"), jointly and severally, although the Subsidiary Guarantees may terminate prior to maturity of the Notes upon the occurrence of certain circumstances set forth herein. The Subsidiary Guarantees will rank equally in right of payment, on a pari passu basis, with all existing and future unsecured and unsubordinated indebtedness and guarantees of the Guarantors. See "Description of the Notes."
  Each Series of Notes will be represented by one or more Global Notes registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. Each Series of Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will, therefore, settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment."
                             -------------------
  SEE "INVESTMENT CONSIDERATIONS" ON PAGES S-6 TO S-9 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                             -------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT  OR
     THE PROSPECTUS  TO  WHICH  IT  RELATES.  ANY  REPRESENTATION  TO  THE
      CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                           PRICE TO   UNDERWRITING  PROCEEDS TO
                                          PUBLIC(1)   DISCOUNT(2)  COMPANY(1)(3)
--------------------------------------------------------------------------------
Per Five Year Note......................     100%        0.600%       99.400%
Total................................... $175,000,000  $1,050,000  $173,950,000
--------------------------------------------------------------------------------
Per Seven Year Note.....................     100%        0.625%       99.375%
Total................................... $125,000,000   $781,250   $124,218,750
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from April 15, 1997.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated to be $450,000.
                             -------------------
  The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Global Notes will be made through the facilities of DTC on or about April 15, 1997.
                             -------------------
BEAR, STEARNS & CO. INC.
                LEHMAN BROTHERS
                             PRUDENTIAL SECURITIES INCORPORATED
                                                           SALOMON BROTHERS INC
                                APRIL 10, 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE RELATED PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVES THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "INVESTMENT CONSIDERATIONS" ON PAGES S-6 TO S-9 OF THIS PROSPECTUS SUPPLEMENT CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH STATEMENTS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere and incorporated by reference in the Prospectus and this Prospectus Supplement. Unless the context otherwise requires, all references herein to the "Company" include The Money Store Inc. and its wholly-owned subsidiaries. Capitalized terms used in this Prospectus Supplement but not defined herein shall have the meanings set forth in the Prospectus unless otherwise provided herein.

                                  THE COMPANY

  The Company is a financial services company engaged, through its subsidiaries, in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by the Company primarily consist of (i) fixed and adjustable rate mortgage loans on residential real estate ("Home Equity Loans"), which include FHA Title I home improvement loans insured by the Federal Housing Authority (the "FHA") of the United States Department of Housing and Urban Development ("HUD") and other home improvement loans not insured by the FHA, (ii) loans guaranteed in part ("SBA Loans") by the United States Small Business Administration (the "SBA") and commercial loans generally secured by first mortgages ("Small Business Loans" and, together with SBA Loans, "Commercial Loans"), (iii) government-guaranteed student loans ("Student Loans") and (iv) motor vehicle retail installment sale contracts purchased from automotive dealers ("Auto Loans").

  For the years ended December 31, 1996 and 1995, the Company originated or purchased approximately $5.7 billion and $3.8 billion of loans, respectively. Of these loans, approximately 73% and 75%, respectively, by principal amount were Home Equity Loans, approximately 11% and 12%, respectively, by principal amount were Commercial Loans, approximately 8% and 10%, respectively, by principal amount were Student Loans and approximately 8% and 3%, respectively, by principal amount were Auto Loans. Management believes that during 1996 the Company was among the largest originators, by principal amount, of Home Equity Loans and Student Loans in the United States. Based upon government agency sources, management believes that during each of the last 14 SBA fiscal years the Company originated a greater principal amount of SBA Loans than any other originator of SBA Loans in the United States.

  Substantially all of the loans originated and purchased by the Company are sold to institutional investors or pledged to the Company's lenders until the loans can be sold and the lenders repaid. Revenue is recognized as gain on sale of receivables, which represents the present value of the difference between the interest charged by the Company to a borrower and the interest rate received by the investor who purchased the loan, in excess of normal loan servicing fees (the "Excess Servicing Spread") and non-refundable fees and premiums on loans sold. The Company recognizes such gain on sale of receivables in the year that the loans are sold, although cash (representing the Excess Servicing Spread and servicing fees) is received by the Company over the lives of the loans. The Company's practice of selling its loans is designed to increase the Company's liquidity, reduce the need to access markets for capital and reduce certain risks associated with interest rate fluctuations. For loans sold during 1996 and 1995, the Excess Servicing Spread averaged approximately 3.68% and 3.65%, respectively, on Home Equity Loans, 2.09% and 2.04%, respectively, on Commercial Loans, 1.90% and 1.63%, respectively, on Student Loans and 10.09% and 10.60%, respectively, on Auto Loans.

  The Company generally retains the right to service loans it sells or pledges. In addition to the Excess Servicing Spread, the Company receives fees in connection with its loan origination and servicing activities. The total portfolio of loans which the Company services (the "Serviced Loan Portfolio") was approximately $12.2 billion and $8.6 billion at December 31, 1996 and 1995, respectively, consisting of approximately $11.2 billion and $7.8 billion, respectively, of loans that had been sold with servicing rights retained, approximately $1.0 billion and $807.7 million, respectively, of loans (the "Retained Loan Portfolio") which the Company had not sold and approximately $24.4 million and $29.2 million, respectively, of loans (the "Repurchased Loan

Portfolio") which the Company had repurchased from investors pursuant to contractual commitments. At December 31, 1996 and 1995, the Company's allowance for credit losses was $240.0 million and $140.7 million, respectively. The Retained Loan Portfolio consists of (i) Home Equity Loans, Commercial Loans, Student Loans, Auto Loans and other loans that are warehoused pending their sale, (ii) the unsold, unguaranteed portion of SBA Loans for which the related guaranteed portions have been sold, (iii) certain Student Loans during the period prior to the commencement of the borrower's repayment obligation, and
(iv) loans that the Company otherwise determines to retain.

  At December 31, 1996, the Company operated out of 217 branch offices and was doing business in 50 states, the District of Columbia and the Commonwealth of Puerto Rico.

  The Company was incorporated in New Jersey in 1974. The predecessor of the Company, which is now a wholly-owned subsidiary of the Company, began making Home Equity Loans in 1967. The Company's principal executive offices are located at 2840 Morris Avenue, Union, New Jersey 07083. Its telephone number is
(908) 686-2000.

                                  THE OFFERING

Securities Offered:

 Five Year Notes............  $175,000,000 aggregate principal amount of
                              8.05% Senior Notes due 2002.

 Seven Year Notes...........  $125,000,000 aggregate principal amount of
                              8.375% Senior Notes due 2004.

Maturity:

 Five Year Notes............  April 15, 2002.

 Seven Year Notes...........  April 15, 2004.

Interest Payment Dates......  April 15 and October 15 of each year, commencing October 15, 1997.

Sinking Fund................  There will be no sinking fund payments for either Series of Notes.

Optional Redemption.........  Neither Series of Notes will be redeemable prior to maturity.

Ranking.....................  The Notes of each Series will be unsecured obligations and will rank equally in right of payment, on a pari passu basis, with the other Series of Notes and with all existing and future unsecured and unsubordinated indebtedness and guarantees of the Company. Each Series of Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors, jointly and severally, although the Subsidiary Guarantees may terminate prior to maturity of either Series of Notes upon the occurrence of certain circumstances set forth herein. The Subsidiary Guarantees will rank equally in right of payment, on a pari passu basis, with all existing and future unsecured and unsubordinated indebtedness and guarantees of the Guarantors. See "Description of the Notes--General" and "--Ranking."

Covenants...................  Each Series of Notes contains certain covenants which, subject to certain
                              limitations described herein, limit the
                              Company's ability to incur liens on the stock of certain subsidiaries and restrict certain mergers and consolidations of the Company with other corporations and the sale of all or substantially all of the Company's assets. See "Description of the Notes--Covenants." Neither Series of Notes contains any other provisions which will restrict the Company or any of its subsidiaries (including the Guarantors) from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its or their capital stock or purchasing or redeeming its or their capital stock. Neither Series of Notes contains any financial ratios or specified levels of liquidity to which the Company must adhere. In addition, neither Series of Notes contains any provision which requires the Company to repurchase, redeem or modify the terms of the Notes upon a change of control or other events involving the Company which may adversely affect the creditworthiness of the Notes or the Subsidiary Guarantees.

Use of Proceeds.............
                              The Company intends to use the net proceeds from the sale of the Notes to repay a portion of indebtedness outstanding under the Credit Facility (as defined herein) and existing warehouse lines. See "Use of Proceeds."

                           INVESTMENT CONSIDERATIONS

  Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein, in connection with an investment in the Notes offered hereby.

  GENERAL LENDING RISKS. Since its initial public offering in 1991, the Company has achieved rapid growth in revenues and net income. The financial services business is subject to various business risks, including, but not limited to, the following: the risk that borrowers will not satisfy their payment obligations; the risk that, in the case of Home Equity Loans and Commercial Loans secured by real property, appraisals of property securing loans will not reflect the property's actual value, either due to valuation errors or fluctuations in the value of real estate and that, upon liquidation of real estate owned or properties securing loans, the Company may suffer a loss; the risk that, in the case of Auto Loans, upon a default by the borrower, the Company may not be able to repossess the related vehicle and, if it is able to repossess the vehicle, the value of the vehicle may be insufficient to satisfy the loan in full; and the risk that changes in interest rates after the origination of a loan and prior to its sale may narrow the spread between the variable interest rates the Company pays under its warehouse lines and the interest rate paid by the borrower, and may reduce the Excess Servicing Spread, which is not locked in until the loan is sold. A decrease in interest rates also could cause an increase in the rate at which outstanding loans are prepaid, reducing the period of time during which the Company receives the Excess Servicing Spread and other servicing income with respect to such prepaid loans. See "--Impact of Prepayment on Excess Servicing Asset; and Other Accounting Developments." In addition, with respect to Home Equity Loans that are junior mortgage loans, the Company's security interest in the property securing its loan is subordinated to the interest of a senior mortgage lender, if any. If the value of the property securing a Home Equity Loan that is a junior mortgage loan is not sufficient to repay the borrower's obligation to the senior mortgage holders upon foreclosure, there will be no realizable value in such property to satisfy the borrower's obligation to the Company. Similarly, if the value of the property securing a senior mortgage loan declines sufficiently over time, the realizable value in such property may be less than the borrower's obligation to the Company.

  Many of the foregoing business risks become more acute in an economic slowdown or recession, which may be accompanied by decreased demand for credit and declining real estate and other asset values. Specifically, in the mortgage business, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures, repossessions and losses generally increase during economic slowdowns or recessions. Because certain of the Company's borrowers may have had past credit problems, in the home equity loan market, the auto loan market and certain other markets, the actual rates of delinquencies, foreclosures, repossessions and losses, as applicable, could be higher under adverse economic conditions than those experienced in such markets in general. In addition, in an economic slowdown or recession, the Company's servicing costs may increase. Any sustained period of increased delinquencies, foreclosures, repossessions, losses or costs could adversely affect the Company's ability to sell loans or other assets through securitization and could increase the cost of selling loans or other assets through securitization, which could adversely affect the Company's financial condition or results of operations.

  IMPACT OF PREPAYMENT ON EXCESS SERVICING ASSET; AND OTHER ACCOUNTING DEVELOPMENTS. Gain on sale of receivables is the most significant component of the Company's reported revenues. Gain on sale of receivables includes the Excess Servicing Spread, which is based on certain estimates made by management at the time loans are sold, including estimates regarding prepayment rates. The rate of prepayment of loans may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effects of these factors may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historic performance of the Company's loans and other considerations. There can be no assurance of the accuracy of management's estimates. If actual prepayments occur more quickly than was projected at the time loans were sold, the carrying value of the excess servicing asset may have to be written down through a charge to earnings in the period of adjustment.

  There can be no assurance that the implementation by the Company of Financial Accounting Standard No. 125, which was effective January 1, 1997 and is to be applied prospectively, will not reduce the Company's gain on sale of receivables in the future or otherwise adversely affect the Company's results of operations or financial condition.

  NEED FOR ADDITIONAL FUNDS AND DEPENDENCE ON SECURITIZATION TO FINANCE LENDING ACTIVITIES. The Company has a constant need for capital to finance its lending activities. At December 31, 1996, the Company had outstanding $1.3 billion of notes payable, $796.2 million of which will mature in 1997. The notes payable include $637.0 million principal amount of senior unsecured notes (the "Senior Unsecured Notes"), $250.0 million of borrowings outstanding under the Company's $400.0 million unsecured revolving credit facility (the "Credit Facility") and $408.2 million outstanding under various warehouse lines of credit. The Senior Unsecured Notes and borrowings outstanding under the Credit Facility are currently guaranteed by the Guarantors. While the Company believes that it will be able to refinance or otherwise repay its outstanding indebtedness, including short-term debt, in the normal course of its business, there can be no assurance that the Company's existing lenders will agree to refinance such debt, that other lenders will be willing to extend lines of credit to the Company or that funds otherwise generated from operations will be sufficient to satisfy such obligations. Future financing may involve the issuance of additional debt securities, Common Stock or other securities, including securities convertible into or exercisable for Common Stock.

  Since 1989, the Company has pooled and sold substantially all of the loans or other assets which it originates or purchases through securitization transactions as a means to improve its liquidity and to repay the Company's warehouse lenders. Accordingly, adverse changes in the securitization market could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. Any delay in the sale of a loan or other asset pool would postpone the recognition of gain on such loans until their sale. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

  REGULATION OF LENDING ACTIVITIES; DEPENDENCE ON FEDERAL PROGRAMS; AND POSSIBLE ENVIRONMENTAL LIABILITIES. The operations of the Company are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates, insurance coverages and charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. There can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate or sell loans, further limit or restrict the amount of interest and other charges earned under loans originated or purchased by the Company, or otherwise adversely affect the business or prospects of the Company. In addition, the elimination of or a substantial reduction in the current home mortgage interest income tax deduction could curtail the amount of Home Equity Loan originations, which could have an adverse effect on the Company's results of operations or financial condition.

  In the course of its business, the Company has acquired, and may in the future acquire, properties through foreclosure. Primarily with respect to commercial properties securing Commercial Loans, there is a risk that hazardous substances or wastes could be discovered on such properties after foreclosure. In such event, the Company might be required to remove such substances at its sole cost and expense. There can be no assurance that the cost of such removal would not substantially exceed the value of affected properties or the loans secured by the properties, that the Company would have adequate remedies against the prior owner or other responsible parties or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

  For the year ended December 31, 1996, of the loans originated by the Company, approximately 11% by principal amount were Commercial Loans and approximately 8% by principal amount were Student Loans. The discontinuation, elimination or significant reduction of guarantee levels for the related federal programs could have a material adverse effect on the Company's operations.

  From time to time legislation has been introduced in both houses of the United States Congress that would, among other things, abolish HUD, reduce federal spending for housing and community development activities and eliminate the Title I program. Other changes to HUD have been proposed, which, if adopted, could affect the operation of the Title I program. No assurance can be given that the Title I program will continue in existence or that HUD will continue to receive sufficient funding for the operation of the Title I program. Under the Omnibus Budget Reconciliation Act of 1993, Congress made a number of changes that may affect the financial condition of the entities which guarantee Student Loans. In addition, that legislation greatly expanded the Federal Direct Student Loan Program volume to a target of 60% of Student Loan demand in academic year 1998-1999, which could result in decreasing volumes of conventional Student Loans of the type originated by the Company. There can be no assurance that such changes will not have an adverse effect on the Company's volume of Student Loan originations or on its ability to securitize the Student Loans it originates due to the potential adverse impact on the Student Loan guarantors. Further, the level of competition in the secondary market for Student Loans could be reduced, resulting in fewer potential buyers of Student Loans and lower prices for loans sold in the secondary market. In addition, the United States Department of Education is implementing a direct consolidation loan program, which may further reduce the volume of Student Loans originated. Finally, federal legislation considered by Congress from time to time could modify many of the provisions of existing federal laws relating to Student Loans. Until final legislation is adopted, the impact on the Company, if any, is impossible to determine.

  STRUCTURAL SUBORDINATION; AND UNSECURED NATURE OF THE NOTES. The Company is a holding company whose principal assets are the capital stock of its subsidiaries. Since the Company is a holding company, its rights and the rights of its creditors, including the holders of the Notes, except to the extent the Company or the holders of the Notes may be creditors with recognized claims against such subsidiaries (including under the Subsidiary Guarantees), will rank junior to the claims of creditors of the subsidiaries with respect to the assets and earnings of the subsidiaries. Because the Subsidiary Guarantees may terminate prior to maturity of the Notes, there can be no assurance that the holders of Notes will continue to have the right to participate on a pari passu basis with the Guarantors' creditors in the assets and earnings of any Guarantor.

  In addition, as a holding company the Company's ability to meet debt service obligations and pay operating expenses and dividends depends on receipt of sufficient funds from its subsidiaries. There can be no assurance that the Company's subsidiaries will not enter into financing arrangements in the future that may restrict their ability to pay dividends to the Company.

  Since the Notes are unsecured obligations of the Company, in the event of a bankruptcy, reorganization or liquidation of the Company, there may not be sufficient assets remaining to satisfy the claims of the holders of the Notes after satisfying the claims of holders of the Company's indebtedness having priority over the Notes. The Company has available warehouse lines of credit, which are subject to renewal periodically, for warehousing of loans of $2.6 billion at December 31, 1996. The Company had outstanding $412.0 million of secured notes payable at December 31, 1996, all of which will be effectively senior to the Notes, of which $408.2 million was outstanding under its warehouse lines of credit. See "Description of the Notes--Ranking."

  OBLIGATIONS OF THE COMPANY UPON CERTAIN CHANGES IN CONTROL. Marc Turtletaub, the Chief Executive Officer and President of the Company, and Alan Turtletaub, the Chairman of the Board of Directors of the Company, beneficially own or otherwise control an aggregate of approximately 35.5% of the outstanding Common Stock of the Company (32.5% assuming all of the shares of the Company's $1.72 Mandatory Convertible Preferred Stock (the "Preferred Shares") are converted at the maximum conversion rate of one share of Common Stock per Preferred Share). Certain of the Company's loan agreements, including the Credit Facility and the agreements pursuant to which the Senior Unsecured Notes were issued (the "Note Agreements"), prohibit Marc Turtletaub and Alan Turtletaub from beneficially owning in the aggregate less than a specified percentage of the outstanding voting stock of the Company, prohibit third parties from beneficially owning more than a specified percentage of the outstanding voting stock of the Company and/or prohibit certain changes in management of the Company. In the case of the Note Agreements, violation of such provisions could require the Company to offer to prepay such Senior Unsecured Notes or could permit the holders of 50% of the outstanding principal amount of any issue of Senior Unsecured Notes to declare all the outstanding Senior Unsecured Notes of such issue immediately due and payable. A default in any of such provisions could also cause defaults under the Credit Facility and other loan agreements. While a majority of the executive officers relevant to such covenants have entered into employment agreements with the Company, there can be no assurance that any or all of such persons will remain employed with the Company. There can be no assurance that Marc Turtletaub and Alan Turtletaub will retain the required percentages of the voting control of the Company necessary to avoid violating such changes in control provisions.

  ABSENCE OF PUBLIC MARKET FOR THE NOTES. Each Series of Notes is a new issue of securities with no established trading market. The Company does not intend to apply for listing of either Series of Notes on a national securities exchange but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in either Series of Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of or trading markets for either Series of Notes or that an active public market for either Series of Notes will develop. If active public markets for the Notes do not develop, the market prices and liquidity of the Notes may be adversely affected.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Notes are estimated to be $297.7 million, after deducting underwriting discounts and estimated offering expenses. The Company intends to use the net proceeds from the sale of the Notes to repay a portion of indebtedness outstanding under the Credit Facility and existing warehouse lines. See "Underwriting." Indebtedness was incurred under the Credit Facility for general corporate purposes, including loan originations and purchases. Borrowings under the Credit Facility mature in August 1999. At December 31, 1996, outstanding advances under the Credit Facility were $250.0 million with a weighted average interest rate of 5.98%. The Company's warehouse lines generally mature within one year and had a weighted average interest rate of 7.48% at December 31, 1996.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at December 31, 1996 and as adjusted to give effect to the receipt by the Company of the net proceeds from the sale of the Notes and the application of the net proceeds therefrom to reduce outstanding indebtedness. See "Use of Proceeds."

                                                           DECEMBER 31, 1996
                                                         ----------------------
                                                           ACTUAL   AS ADJUSTED
                                                         ---------- -----------
                                                             (IN THOUSANDS)
Notes payable(1)........................................ $1,319,197 $1,021,478
8.05% Senior Notes due 2002.............................        --     175,000
8.375% Senior Notes due 2004............................        --     125,000
Subordinated debt.......................................      2,000      2,000
                                                         ---------- ----------
    Total debt..........................................  1,321,197  1,323,478
                                                         ---------- ----------
Shareholders' equity:
  $1.72 Mandatory Convertible Preferred Stock, no par
   value;
   5,290,000 shares authorized; 5,215,000 shares issued
   and outstanding; $144,064,000 aggregate liquidation
   value................................................    133,363    133,363
  Common stock, no par value; 250,000,000 shares
   authorized;
   57,791,436 shares issued and outstanding(2)..........    188,276    188,276
  Retained earnings.....................................    260,870    260,870
                                                         ---------- ----------
    Total shareholders' equity..........................    582,509    582,509
                                                         ---------- ----------
    Total capitalization................................ $1,903,706 $1,905,987
                                                         ========== ==========

--------
(1) Includes short-term notes payable.
(2) Does not include options to purchase 3,351,226 shares of Common Stock which were outstanding at December 31, 1996.

                              RATIOS OF EARNINGS

  The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five-year period ended December 31, 1996.

  The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness and the portion of rental expense considered to be representative of interest.

                                          YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------
                                    1996      1995     1994     1993     1992
                                  --------  --------  -------  -------  -------
                                           (DOLLARS IN THOUSANDS)
Earnings......................... $273,357  $180,389  $98,462  $71,429  $58,552
                                  --------  --------  -------  -------  -------
Interest expense.................  124,076    93,985   43,059   29,184   31,504
Rent expense(1)..................    4,741     3,371    2,376    1,672    1,448
                                  --------  --------  -------  -------  -------
Total fixed charges.............. $128,817  $ 97,356  $45,435  $30,856  $32,952
                                  ========  ========  =======  =======  =======
Ratio............................     2.12x     1.85x    2.17x    2.31x    1.78x
                                  ========  ========  =======  =======  =======

--------
(1) Rent expense reflects one-third of the Company's total rent expense.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables set forth consolidated financial data with respect to the Company for each of the five years in the period ended December 31, 1996. The data for each of the five years in the period ended December 31, 1996 are derived in part from the audited Consolidated Financial Statements of the Company. See the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein.

CONSOLIDATED STATEMENTS OF INCOME DATA:

                                        YEARS ENDED DECEMBER 31,
                         ------------------------------------------------------
                            1996       1995       1994       1993       1992
                         ---------- ---------- ---------- ---------- ----------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
REVENUES:
Gain on sale of
 receivables............ $  544,451 $  353,995 $  259,913 $  159,576 $   94,515
Finance income, fees
 earned and other.......    234,211    156,563     70,557     60,233     62,791
                         ---------- ---------- ---------- ---------- ----------
                            778,662    510,558    330,470    219,809    157,306
                         ---------- ---------- ---------- ---------- ----------
EXPENSES:
Salaries and employee
 benefits...............    170,296    119,423     85,596     53,844     40,831
Other operating
 expenses...............    194,098    123,394     96,188     53,462     33,521
Provision for credit
 losses.................    145,652     90,723     52,600     42,746     25,850
Interest................    124,076     93,985     43,059     29,184     31,504
                         ---------- ---------- ---------- ---------- ----------
                            634,122    427,525    277,443    179,236    131,706
                         ---------- ---------- ---------- ---------- ----------
Income before income
 taxes..................    144,540     83,033     53,027     40,573     25,600
Income taxes............     58,885     34,318     21,706     18,802     10,374
                         ---------- ---------- ---------- ---------- ----------
Net income.............. $   85,655 $   48,715 $   31,321 $   21,771 $   15,226
                         ========== ========== ========== ========== ==========
Net income per common
 share(1):
  Primary............... $     1.44 $     0.95 $     0.62 $     0.48 $     0.34
                         ========== ========== ========== ========== ==========
  Fully diluted......... $     1.41 $     0.95 $     0.62 $     0.48 $     0.34
                         ========== ========== ========== ========== ==========
Weighted average number
 of common shares
 outstanding(1):
  Primary............... 59,085,322 51,023,609 50,804,963 45,347,486 45,168,750
                         ========== ========== ========== ========== ==========
  Fully diluted......... 60,821,321 51,023,609 50,804,963 45,347,486 45,168,750
                         ========== ========== ========== ========== ==========
Cash dividends.......... $    6,308 $    3,492 $    2,371 $    1,688 $      402
                         ========== ========== ========== ========== ==========

--------
(1) Net income per common share is computed using the weighted average number of shares of common stock outstanding during the period, after giving effect to common stock equivalents arising from the issuance and the assumed conversion of the Preferred Shares and the assumed exercise of stock options. In addition, all share and per share amounts have been restated to reflect stock splits effected by the Company.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DATA:

                                               AT DECEMBER 31,
                              -------------------------------------------------
                                 1996       1995      1994      1993     1992
                              ---------- ---------- --------- -------- --------
                                               (IN THOUSANDS)
Receivables, net............. $1,385,934 $1,029,853 $ 637,017 $570,856 $348,769
Excess servicing asset.......    806,385    524,359   319,605  224,892  158,229
Total assets.................  2,612,025  1,792,248 1,165,130  910,335  611,541
Notes payable................  1,319,197  1,075,892   676,420  501,636  285,864
Subordinated debt............      2,000     24,000    24,000   41,000   53,000
Shareholders' equity.........    582,509    241,126   194,263  165,313  126,155

OTHER SELECTED FINANCIAL DATA:

                                AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                          -----------------------------------------------------------
                             1996         1995        1994        1993        1992
                          -----------  ----------  ----------  ----------  ----------
                                          (DOLLARS IN THOUSANDS)
Volume of loans
 originated or
 purchased..............  $ 5,693,054  $3,822,971  $2,779,408  $1,699,010  $1,007,465
Serviced loan
 portfolio..............  $12,192,432  $8,621,467  $5,898,469  $3,872,708  $2,963,930
Average shareholders'
 equity to average total
 assets.................        18.70%      14.72%      17.33%      19.15%      19.48%
Return on average assets
 (net income divided by
 average total assets)..         3.89%       3.29%       3.02%       2.86%       2.50%
Return on average equity
 (net income divided by
 average equity)........        20.80%      22.38%      17.42%      14.93%      12.82%
Debt to equity ratio
 (notes payable plus
 subordinated debt
 divided by
 shareholders' equity)..       2.27:1      4.56:1      3.61:1      3.28:1      2.68:1

  The following table sets forth certain selected operating data with respect to the Company for each of the three years in the period ended December 31, 1996:

                                   AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                   ---------------------------------------------
                                        1996           1995           1994
                                   --------------  -------------- --------------
                                             (DOLLARS IN THOUSANDS)
Originations:
  Home Equity Loans............... $    4,150,992  $   2,885,044  $   2,013,027
  Commercial Loans................        635,498        440,728        420,416
  Student Loans...................        458,459        369,129        345,965
  Auto Loans......................        448,105        128,070             --
                                   --------------  -------------  -------------
  Total originations.............. $    5,693,054  $   3,822,971  $   2,779,408
                                   ==============  =============  =============
Serviced Loan Portfolio:
  Home Equity Loans............... $    8,230,776  $   5,751,677  $   3,725,918
  Commercial Loans................      2,282,384      1,907,050      1,605,645
  Student Loans...................      1,203,739        845,501        566,906
  Auto Loans......................        475,533        117,239             --
                                   --------------  -------------  -------------
  Total Serviced Loan Portfolio... $   12,192,432  $   8,621,467  $   5,898,469
                                   ==============  =============  =============
Charge-offs, net:
  Home Equity Loans............... $       37,039  $      24,205  $      19,942
   Percent of total (1)...........           0.45%          0.42%          0.54%
  Commercial Loans................ $        2,553  $       1,732  $       1,293
   Percent of total (2)...........           0.41%          0.40%          0.37%
  Auto Loans...................... $        7,474  $         290             --
   Percent of total (3)...........           1.57%          0.25%            --
                                   --------------  -------------  -------------
  Total charge-offs, net.......... $       47,066  $      26,227  $      21,235
                                   ==============  =============  =============

--------
(1) Represents the amount of Home Equity Loans charged-off, net, as a percentage of the Home Equity Loans in the Serviced Loan Portfolio.
(2) Represents the amount of Commercial Loans charged-off, net, as a percentage of the unguaranteed portion of the Commercial Loans in the Serviced Loan Portfolio.
(3) Represents the amount of Auto Loans charged-off, net, as a percentage of the Auto Loans in the Serviced Loan Portfolio.

                                 AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                 ----------------------------------------------
                                      1996            1995           1994
                                 --------------  --------------  --------------
                                           (DOLLARS IN THOUSANDS)
Delinquencies:
 Home Equity Loans:
  30-59 days...................            1.31%           1.76%          1.77%
  60-89 days...................            0.81            0.68           0.42
  90 + days....................            3.83            2.42           1.86
                                 --------------  --------------  -------------
  Total delinquencies..........            5.95%           4.86%          4.05%
                                 ==============  ==============  =============
 Commercial Loans:
  30-59 days...................            1.08%           1.01%          0.89%
  60-89 days...................            0.60            0.35           0.41
  90 + days....................            4.21            3.97           3.67
                                 --------------  --------------  -------------
  Total delinquencies..........            5.89%           5.33%          4.97%
                                 ==============  ==============  =============
 Auto Loans(1):
  30-59 days...................            2.15%           1.60%            --%
  60-89 days...................            0.47            0.15             --
  90 + days....................            0.41            0.04             --
                                 --------------  --------------  -------------
  Total delinquencies..........            3.03%           1.79%            --%
                                 ==============  ==============  =============
Collateral owned or serviced
 for others (Home Equity,
 Commercial and Auto Loans) at
 end of period(2)..............  $       44,785  $       24,337  $      25,592
                                 ==============  ==============  =============
Allowance for credit losses....  $       19,895  $       15,591        $14,014
Allowance for credit losses and
 loans sold....................         220,085         125,155         63,849
                                 --------------  --------------  -------------
  Total allowance for credit
   losses......................  $      239,980  $      140,746  $      77,863
                                 ==============  ==============  =============

--------
(1) The Company began originating Auto Loans in 1995.
(2) Includes collateral owned by trusts which have issued asset-backed securities in the amounts of $37,586,000, $14,126,000 and $13,705,000 at
    December 31, 1996, 1995 and 1994, respectively.

                           DESCRIPTION OF THE NOTES

  Each Series of Notes is to be issued under a Senior Indenture to be dated as of April 15, 1997 entered into by the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented by the first and second supplemental indentures (the "Indenture"). The following summaries of certain provisions of the Notes and the Indenture, a copy of which has been incorporated by reference as an exhibit to the Registration Statement of which the Prospectus is a part, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes and the Indenture, including the definitions therein of certain terms. Capitalized terms used in "Description of the Notes" have the meanings attributed to them in the Notes or the Indenture unless otherwise defined herein.

  The following description of the particular terms of each Series of Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities and the Indenture set forth in the Prospectus, to which reference is hereby made.

GENERAL

  The Five Year Notes will be limited to $175 million aggregate principal amount and will mature on April 15, 2002. The Seven Year Notes will be limited to $125 million aggregate principal amount and will mature on April 15, 2004. Each Series of Notes will bear interest at the rate set forth on the front cover of this Prospectus Supplement from April 15, 1997, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1997, to the registered holders at the close of business on the April 1 or October 1 preceding such April 15 or October 15, respectively, whether or not such day is a business day. Interest on each Series of Notes will be computed on the basis of a 360-day year of twelve 30-day months.

RANKING

  The Notes of each Series will be general unsecured obligations and will rank equally in right of payment, on a pari passu basis, with the other Series of Notes and with all existing and future unsecured and unsubordinated indebtedness and guarantees of the Company. Each Series of Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors, jointly and severally, although the Subsidiary Guarantees may terminate prior to the maturity of the Notes upon the occurrence of certain circumstances described below. The Subsidiary Guarantees will rank equally in right of payment, on a pari passu basis, with all existing and future unsecured and unsubordinated indebtedness and guarantees of the Guarantors. At December 31, 1996, the Company had outstanding $907.2 million of unsecured notes payable and $412.0 million of secured notes payable, the latter of which will be effectively senior to the Notes. At December 31, 1996, the Guarantors had outstanding guarantees with respect to the Senior Unsecured Notes and borrowings under the Credit Facility, which represent substantially all of the unsecured notes payable.

  The Subsidiary Guarantees will terminate upon repayment in full of, or upon any earlier termination for any other reason of the guarantees by the Guarantors of, the Senior Unsecured Notes. The initial Guarantors will be the subsidiaries of the Company named as Subsidiary Guarantors in the Prospectus under "Description of Securities--Subsidiary Guarantees." The Company will agree that if any other subsidiary shall in the future become a guarantor of the Senior Unsecured Notes, the Company will cause such subsidiary to become a Guarantor.

  The Company is a holding company whose principal assets are the capital stock of its subsidiaries. Since the Company is a holding company, its rights and the rights of its creditors, including the holders of the Notes, except to the extent the Company or the holders of the Notes may be creditors with recognized claims against such subsidiaries (including under the Subsidiary Guarantees), will rank junior to the claims of creditors of the subsidiaries with respect to the assets and earnings of the subsidiaries. Because the Subsidiary Guarantees may terminate prior to maturity of the Notes, there can be no assurance that the holders of Notes will continue to have the right to participate on a pari passu basis with the Guarantors' creditors, including the banks under guarantees by the Guarantors of the Company's obligations under the Credit Facility, in the assets and earnings of any Guarantor.

  In addition, as a holding company the Company's ability to meet debt service obligations and pay operating expenses and dividends depends on receipt of sufficient funds from its subsidiaries. There can be no assurance that the Company's subsidiaries will not enter into financing arrangements in the future that may restrict their ability to pay dividends to the Company.

  Since the Notes are unsecured obligations of the Company, in the event of a bankruptcy, reorganization or liquidation of the Company, there may not be sufficient assets remaining to satisfy the claims of the holders of the Notes after satisfying the claims of holders of the Company's indebtedness having priority over the Notes. The Company has available warehouse lines of credit, which are subject to renewal periodically, for warehousing of loans of $2.6 billion at December 31, 1996. The Company had outstanding $412.0 million at December 31, 1996, all of which will be effectively senior to the Notes, of which $408.2 million was outstanding under its warehouse lines of credit. See "Investment Considerations--Structural Subordination; and Unsecured Nature of the Notes."

  The ability of the holders of the Notes or the Trustee to enforce the Subsidiary Guarantees may be limited by certain fraudulent conveyance and similar laws that have been enacted for the protection of creditors. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction which is being applied. Generally, if in a bankruptcy, reorganization, liquidation or similar proceeding in respect of a Guarantor, or in a lawsuit by or on behalf of creditors against a Guarantor, a court were to find that (i) a Guarantor incurred the Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors of such Guarantor or (ii) a Guarantor received less than reasonably equivalent value or fair consideration for incurring a Subsidiary Guarantee and either (a) was insolvent at the time of the incurrence of such Subsidiary Guarantee, (b) was rendered insolvent by reason of incurring such Subsidiary Guarantee, (c) was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could declare void, in whole or in part, the obligations of such Guarantor in connection with the Subsidiary Guarantee and/or subordinate claims with respect to the Subsidiary Guarantee to all other debts of such Guarantor. If the obligations of a Guarantor under its Subsidiary Guarantee were subordinated, there can be no assurance that after payment of the other debts of such Guarantor, there would be sufficient assets to pay such subordinated claims with respect to its Subsidiary Guarantee.

OPTIONAL REDEMPTION

  Neither Series of Notes will be redeemable prior to maturity.

SINKING FUND

  There will be no sinking fund payments for either Series of Notes.

COVENANTS

  Each Series of Notes contains, among others, the following covenants:

  Limitation upon Merger or Consolidation. The Company may not consolidate with or merge into any other corporation, or convey all or substantially all of its assets as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Company as an entirety (the "successor corporation") is a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the Indenture provisions and that all conditions precedent therein provided for relating to such transaction have been complied with.

  For purposes of the preceding paragraph, assets of the Company which did not account for at least 50% of the consolidated net income of the Company for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be all or substantially all of the assets of the Company.

  Limitation upon Liens. The Company may not create or assume, except in favor of the Company or a Wholly-Owned Subsidiary, any pledge, lien or encumbrance upon any stock of any Subsidiary directly owned by the Company without equally and ratably securing the Notes.

  For purposes of the preceding paragraph, Subsidiary shall mean a Subsidiary which accounted for at least 25% of the consolidated net income of the Company for its most recent fiscal year ending prior to the creation or assumption of such pledge, lien or encumbrance.

  "Wholly-Owned Subsidiary" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by the Company, or by one or more Wholly-Owned Subsidiaries of the Company or by the Company and one or more Wholly-Owned Subsidiaries of the Company.

  Neither the Notes nor the Indenture contain any provisions other than the foregoing which will restrict the Company or any of its subsidiaries (including the Guarantors) from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its or their capital stock or purchasing or redeeming its or their capital stock. Neither the Notes nor the Indenture contain any financial ratios or specified levels of liquidity to which the Company must adhere. In addition, neither the Notes nor the Indenture contain any provision which requires the Company to repurchase, redeem or modify the terms of the Notes upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Notes or the Subsidiary Guarantees.

EVENTS OF DEFAULT

  Each Series of Notes shall be subject to the Events of Default set forth in the Prospectus.

DEFEASANCE

  Each Series of Notes is subject to the Company's legal defeasance option and covenant defeasance option as set forth under "Description of Securities--Debt Securities--Discharge, Legal Defeasance and Covenant Defeasance" in the Prospectus.

BOOK-ENTRY, DELIVERY AND FORM

  Each Series of Notes initially will be represented by one or more Global Notes deposited with The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except as described in the Prospectus, each Series of Notes will be available for purchase in denominations of $1,000 principal amount, and integral multiples thereof, in book-entry form only. Unless and until certificated Notes are issued under the limited circumstances described in the Prospectus, no beneficial owner of a Note shall be entitled to receive a definitive certificate representing a Note. So long as the Notes are represented by the Global Notes, any payments in respect of the Notes will be made to DTC or its nominee, as the registered owner of the Global Notes. See "Description of Securities--Debt Securities--Book-Entry Debt Securities" in the Prospectus.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for each Series of Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in same-day funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to each Series of Notes.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the principal amount of Notes set forth below opposite their respective names:

                                          PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
      UNDERWRITER                        OF FIVE YEAR NOTES OF SEVEN YEAR NOTES
      -----------                        ------------------ -------------------
   Bear, Stearns & Co. Inc. ............    $ 43,750,000       $ 31,250,000
   Lehman Brothers Inc. ................      43,750,000         31,250,000
   Prudential Securities Incorporated...      43,750,000         31,250,000
   Salomon Brothers Inc.................      43,750,000         31,250,000
                                            ------------       ------------
     Total..............................    $175,000,000       $125,000,000
                                            ============       ============

  The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the Notes offered hereby if any are purchased.

  The Underwriters have advised the Company that they propose to offer each Series of Notes initially at the respective public offering prices set forth on the cover page hereof and to certain dealers at a price that represents a concession not in excess of 0.35% and 0.375% of the principal amount of the Five Year Notes and the Seven Year Notes, respectively. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% and 0.25% of the principal amount of the Five Year Notes and the Seven Year Notes, respectively, to certain other dealers. After the initial public offering, the public offering price and the concessions may be changed by the Underwriters.

  The Company has agreed to indemnify the several Underwriters, or to contribute to losses arising out of certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

  Each Series of Notes is a new issue of securities with no established trading market. The Company does not intend to apply for listing of the either Series of Notes on a national securities exchange but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in either Series of Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of or trading markets for either Series of Notes or that an active public market for either Series of Notes will develop. If active public markets for the Notes do not develop, the market prices and liquidity of the Notes may be adversely affected.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

  The Underwriters receive customary fees for ordinary brokerage transactions with the Company and its affiliates. The Underwriters and their affiliates have performed investment banking services in the ordinary course of their respective businesses for the Company and its affiliates in the past, for which they have received customary compensation, and may continue to do so in the future.

  Bear Stearns Mortgage Capital Corporation, an affiliate of Bear, Stearns & Co. Inc., provides the Company with a mortgage warehouse line of credit under which the outstanding balance may not exceed $450 million. Prudential Securities Credit Corp., an affiliate of Prudential Securities Incorporated, provides the Company with various warehouse lines of credit under which the aggregate outstanding balance may not exceed $600 million. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., provides the Company with a warehouse line of credit under which the outstanding balance may not exceed $750 million. The Company may use all or a portion of the net proceeds of the offering of the Notes to repay some or all of the amounts outstanding under one or more of such warehouse lines.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan LLP, New York, New York. Certain other legal matters will be passed upon for the Company by Stroock & Stroock & Lavan LLP and Corporate Counsel to the Company. Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., New York, New York will pass upon certain legal matters for the Underwriters. Stroock & Stroock & Lavan LLP will rely as to matters of New Jersey law upon Corporate Counsel to the Company. Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A. represents the Company in certain matters from time to time.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        PAGE NO.
                                                                        --------
Independent Auditors' Report...........................................   F-2
Consolidated Statements of Financial Condition as of
 December 31, 1996 and 1995............................................   F-3
Consolidated Statements of Income for the years ended
 December 31, 1996, 1995 and 1994......................................   F-4
Consolidated Statements of Shareholders' Equity for
 the years ended December 31, 1996, 1995 and 1994......................   F-5
Consolidated Statements of Cash Flows for the years
 ended December 31, 1996, 1995 and 1994................................   F-6
Notes to Consolidated Financial Statements.............................   F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Money Store Inc.:

  We have audited the accompanying consolidated statements of financial condition of The Money Store Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Money Store Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Sacramento, CA
February 12, 1997,
except for Note 16,
as to which the
date is April 8, 1997

                      THE MONEY STORE INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition
                             (Dollars in thousands)

                                     Assets
                                     ------                         December 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
Cash and cash equivalents (including $170,079 and
     $136,159 in 1996 and 1995 which are restricted)          $  321,703   $  178,781
Receivables, net of allowance for credit losses of
     $19,895 and $15,591 in 1996 and 1995                      1,385,934    1,029,853
Excess servicing asset                                           806,385      524,359
Property and equipment, net                                       73,458       33,762
Other                                                             24,545       25,493
                                                              ----------   ----------

                                                              $2,612,025   $1,792,248
                                                              ==========   ==========

                      Liabilities and Shareholders' Equity
                      ------------------------------------
Liabilities:
     Notes payable                                            $1,319,197   $1,075,892
     Accounts payable and other liabilities                      333,283      226,443
     Income taxes, principally deferred                          147,197       94,928
     Unearned insurance commissions                                7,754        4,704
     Allowance for credit losses on loans sold                   220,085      125,155
                                                              ----------   ----------

                                                               2,027,516    1,527,122
                                                              ----------   ----------

Subordinated debt                                                  2,000       24,000
                                                              ----------   ----------

Commitments and contingencies (Note 10)

Shareholders' equity:
     Preferred stock, no par; authorized
           10,000,000 shares; issued and
           outstanding 5,215,000 of $1.72
           mandatory convertible shares in 1996
           (aggregate liquidation value of $144,064)             133,363           --
     Common stock, no par; authorized 250,000,000
           shares; issued and outstanding 57,791,436 shares
           in 1996 and 51,339,896 shares in 1995                 188,276       59,603
     Retained earnings                                           260,870      181,523
                                                              ----------   ----------

                                                                 582,509      241,126
                                                              ----------   ----------

                                                              $2,612,025   $1,792,248
                                                              ==========   ==========


          See accompanying notes to consolidated financial statements.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                  (Dollars in thousands, except per share data)

                                                     Years ended December 31,
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
Revenues:
     Gain on sale of receivables                  $544,451   $353,995   $259,913
     Finance income, fees earned and other         234,211    156,563     70,557
                                                  --------   --------   --------

                                                   778,662    510,558    330,470
                                                  --------   --------   --------
Expenses:
     Salaries and employee benefits                170,296    119,423     85,596
     Other operating expenses                      194,098    123,394     96,188
     Provision for credit losses                   145,652     90,723     52,600
     Interest                                      124,076     93,985     43,059
                                                  --------   --------   --------

                                                   634,122    427,525    277,443
                                                  --------   --------   --------

Income before income taxes                         144,540     83,033     53,027
Income taxes                                        58,885     34,318     21,706
                                                  --------   --------   --------

Net income                                        $ 85,655   $ 48,715   $ 31,321
                                                  ========   ========   ========
Net income per common share:
     Primary                                      $   1.44   $   0.95   $   0.62
                                                  ========   ========   ========

     Fully diluted                                $   1.41   $   0.95   $   0.62
                                                  ========   ========   ========


          See accompanying notes to consolidated financial statements.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
                             (Dollars in thousands)


                                                                                                                           Total
                                                       Preferred Stock                Common Stock          Retained   Shareholders'
                                                   Shares          Amount         Shares        Amount      Earnings      Equity
                                                 ----------      ---------      ----------     --------     --------     --------
Balance, December 31, 1993                               --      $      --      50,805,000     $ 57,963     $107,350     $165,313
Net income                                                                                                    31,321       31,321
Purchase of fractional shares                                                          (37)
Common dividends                                                                                              (2,371)      (2,371)
                                                 ----------      ---------      ----------     --------     --------     --------

Balance, December 31, 1994                               --             --      50,804,963       57,963      136,300      194,263
Net income                                                                                                    48,715       48,715
Proceeds from exercise
    of stock options                                                               534,933        1,640                     1,640
Common dividends                                                                                              (3,492)      (3,492)
                                                 ----------      ---------      ----------     --------     --------     --------

Balance, December 31, 1995                               --             --      51,339,896       59,603      181,523      241,126
Net income                                                                                                    85,655       85,655
Issuance of preferred stock                       5,215,000        133,363                                                133,363
Issuance of common stock                                                         5,937,500      122,128                   122,128
Proceeds and related tax benefits
   from exercise of stock options                                                  514,040        6,545                     6,545
Preferred dividends                                                                                             (621)        (621)
Common dividends                                                                                              (5,687)      (5,687)
                                                 ----------      ---------      ----------     --------     --------     --------

Balance, December 31, 1996                        5,215,000      $ 133,363      57,791,436     $188,276     $260,870     $582,509
                                                 ==========      =========      ==========     ========     ========     ========



          See accompanying notes to consolidated financial statements.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                                             Years ended December 31,
                                                                              -----------------------------------------------------
                                                                                 1996                 1995                 1994
                                                                              -----------          -----------          -----------
Cash flows from operating activities:
  Net income                                                                  $    85,655          $    48,715          $    31,321
  Adjustments to reconcile net income to net
     cash used in operations:
         Depreciation and amortization                                             15,630                8,446                5,475
         Provision for deferred income taxes                                       47,887               13,430               16,437
         Provision for credit losses                                              145,652               90,723               52,600
         Net changes in operating assets
             and liabilities:
                 Proceeds from loans sold                                       5,449,240            3,508,824            2,816,411
                 Loans originated and purchased                                (5,693,054)          (3,822,971)          (2,779,408)
                 Loans repurchased                                                 (6,971)              (9,059)             (14,314)
                 Increase in other receivables                                   (156,693)             (97,445)            (110,116)
                 Excess Servicing Spread                                         (534,550)            (342,256)            (208,156)
                 Amortization of Excess Servicing Asset                           252,524              137,502              113,443
                 Increase in accounts payable and
                    other liabilities                                              24,001               18,469               10,186
                 Other, net                                                        11,236                7,242                 (936)
                                                                              -----------          -----------          -----------
     Net cash used in operating
          activities                                                             (359,443)            (438,380)             (67,057)
                                                                              -----------          -----------          -----------
Cash flows from investing activities:
     Purchase of property and equipment                                           (48,612)             (17,466)             (15,487)
     Payment for purchase of home improvement loan
             company, net of cash acquired                                             --                   --               (2,748)
                                                                              -----------          -----------          -----------

     Net cash used in investing activities                                        (48,612)             (17,466)             (18,235)
                                                                              -----------          -----------          -----------
Cash flows from financing activities:
     Net increase in credit facilities                                            302,415               99,472               24,784
     Proceeds from unsecured senior notes                                          20,000              300,000              150,000
     Principal payments on unsecured senior notes                                 (83,000)                  --                   --
     Principal payments on subordinated debt                                      (22,000)                  --              (17,000)
     Debt issuance costs                                                           (1,413)              (2,902)              (2,169)
     Net increase in collections payable                                           82,839               78,617                6,662
     Net proceeds from issuance of preferred stock                                133,363                   --                   --
     Net proceeds from issuance of common stock                                   122,128                   --                   --
     Proceeds from exercise of stock options                                        2,953                1,640                   --
     Dividends paid                                                                (6,308)              (3,492)              (2,371)
                                                                              -----------          -----------          -----------
     Net cash provided by financing
         activities                                                               550,977              473,335              159,906
                                                                              -----------          -----------          -----------
     Net increase in cash and cash equivalents                                    142,922               17,489               74,614
Cash and cash equivalents at beginning of year                                    178,781              161,292               86,678
                                                                              -----------          -----------          -----------

Cash and cash equivalents at end of year                                      $   321,703          $   178,781          $   161,292
                                                                              ===========          ===========          ===========



          See accompanying notes to consolidated financial statements.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies

Business

     The Money Store Inc. together with its subsidiaries (the "Company") is a financial services company engaged in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by the Company primarily consist of: (i) fixed and adjustable rate loans secured by mortgages on residential real estate (collectively "Home Equity Loans") which include FHA Title I home improvement loans ("FHA Title I Loans") insured by the Federal Housing Authority (the "FHA") of the United States Department of Housing and Urban Development ("HUD"), and other home improvement loans not insured by FHA ("Conventional Home Improvement Loans") and collectively with FHA Title I Loans, ("Home Improvement Loans"); (ii) loans guaranteed in part ("SBA Loans") by the United States Small Business Administration (the "SBA") and commercial loans generally secured by first mortgages ("Small Business Loans" and, together with SBA Loans, "Commercial Loans"); (iii) government-guaranteed student loans ("Student Loans"); and (iv) motor vehicle retail installment sale contracts purchased from automobile dealers ("Auto Loans").

Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of The Money Store Inc. and its subsidiaries, all of which are wholly-owned. The consolidated financial statements are prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the period. Actual results could differ from those estimates. These estimates include, among other things, estimated prepayments and discount rates on loans sold with servicing retained, valuation of collateral owned, and determination of the allowance for credit losses.

Revenue Recognition

     Gain on sale of receivables represents the present value of the difference between the interest rate charged by the Company to a borrower and the interest rate received by the investor who purchased the loan in excess of normal loan servicing fees after giving effect to prepayment assumptions (the "Excess Servicing Spread"). Included in gain on sale of receivables in addition to the Excess Servicing Spread are the following: (i) non-refundable fees and premiums on loans sold; (ii) costs related to the sale of the loans; and (iii) gains or losses on certain transactions structured as an economic hedge that are designed to minimize risk of interest rate fluctuations. The Company recognizes such gain on sale of loans on the settlement date. Gains on the sale of a portion of a loan are based on the relative fair market value of the loan portion sold and retained. Concurrently with recognizing such gain on sale, the Company records a corresponding asset (the "Excess Servicing Asset") on its consolidated statement of financial condition in an initial amount equal to the Excess Servicing Spread.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

     The Excess Servicing Asset is amortized, as a charge to finance income, in proportion to the income received from the differential retained over the estimated lives of the underlying loans. Income from the differential retained is recorded in finance income as received. In addition, finance income includes servicing fees and interest income on loans retained by the Company. The Excess Servicing Asset is carried at the lower of amortized cost or net realizable value.

     The carrying value of the Excess Servicing Asset is analyzed quarterly by the Company on a disaggregated basis to determine whether prepayment experience has had an impact on this carrying value. Expected cash flows of the underlying loans sold are reviewed based upon current economic conditions and the type of loans originated and are revised as necessary using the original discount rate used in calculating the gain on sale. Adjustments arising from adverse prepayment experience are recognized as a charge to earnings while favorable experience is not recognized until realized.

     The Company ceases to accrue finance income on loans receivable which become 90 days delinquent. Finance income previously accrued and unpaid on loans receivable which become 90 days delinquent is reversed.

Loans Receivable

     Loans receivable held for sale are carried at the lower of aggregate cost or market value. Market value is determined by outstanding commitments from investors or current investor yield requirements. There was no allowance for market losses on loans receivable held for sale at December 31, 1996 and 1995.

Credit Losses

     Provision for credit losses is charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding loans. The allowance for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay and collateral values. The allowance for credit losses on loans sold represents the Company's best estimate of future credit losses likely to be incurred over the life of the loans sold. The Company's charge-off policy is based on a review of each individual receivable and the loan is charged-off when deemed uncollectable.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies (continued)

Property and Equipment, net

     Property and equipment is stated at cost less accumulated depreciation and amortization. Capital leases are included in property and equipment, at the capitalized amount. Depreciation and amortization are computed primarily using the straight-line method. Estimated useful lives range from three to seven years for furniture and equipment, the lesser of ten years or the lease term for leasehold improvements, and three to five years for capital leases.

     Also included in property and equipment is the capitalization of costs relating to the construction of an office building. Costs include expenditures for the purchase of land, construction of the building along with related costs and the amount of interest associated with the construction. Capitalized interest is recorded as part of the asset cost and will be depreciated over its useful life when it becomes operational.

Collateral Owned

     Collateral owned consists of property acquired by foreclosure or in settlement of loans receivable or repossession, and is carried at the lower of carrying value or fair value less estimated costs to sell. Collateral owned is $7,199,000 and $10,211,000 at December 31, 1996 and 1995, respectively, and is included in other assets.

Income Taxes

     The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Unearned Insurance Commissions

     The Company receives a commission from third party providers based upon the insurance coverage sold to Home Equity Loan customers. For financial reporting, this income is deferred and recognized over the expected life of the insurance policy.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies (continued)

Net Income Per Share

     Net income per share of common stock is computed using the weighted average number of common shares outstanding during each period, after giving effect to common stock equivalents arising from the assumed conversion of the outstanding $1.72 mandatory convertible preferred stock and the assumed exercise of stock options. The primary weighted average number of common shares including common stock equivalents is 59,085,322 for 1996, 51,023,609 for 1995 and 50,804,963 for
1994. The fully diluted weighted average number of common shares including common stock equivalents is 60,821,321 for 1996, 51,023,609 for 1995 and 50,804,963 for 1994. All share and per share amounts have been restated to reflect stock splits effected by the Company.

Statements of Cash Flows

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Supplemental disclosure of cash flow information is as follows:

     Cash paid for interest expense is $122,531,000, $84,335,000 and $38,779,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Cash paid for income taxes is $9,253,000, $12,940,000 and $2,035,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Supplemental disclosure of noncash investing and financing activities is as follows:

     Noncash investing and financing activities consist of capital lease obligations of $3,890,000 for the year ended December 31, 1996, in connection with leases for equipment.

Recent Accounting Developments

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 125 ("FAS 125"), Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This Statement provides guidance for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. FAS 125 supersedes FAS 76, 77 and 122, while amending both FAS 65 and 115. The Statement is effective January 1, 1997 and is to be applied prospectively. Earlier implementation is not permitted.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Recent Accounting Developments (Cont.)

     A transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities and derivatives incurred or obtained by the transfer of financial assets are required to be measured at fair value, if practicable. Also, servicing assets and other retained interests in the transferred assets must be measured by allocating the previous carrying value between the asset sold and the interest retained, if any, based on their relative fair values at the date of transfer. For each servicing contract in existence before January 1, 1997, previously recognized servicing rights and excess servicing receivables that do not exceed contractually specified servicing are required to be combined, net of any previously recognized servicing obligations under that contract, as a servicing asset or liability. Previously recognized servicing receivables that exceed contractually specified servicing fees are required to be reclassified as interest-only strip receivables and the allowance for credit losses on loans sold will be reclassified as a reduction of these receivables.

     FAS 125 also requires an assessment of interest-only strips, loans, other receivables and retained interests in securitizations. If these assets can be contractually prepaid or otherwise settled such that the holder would not recover substantially all of its recorded investment, the asset will be measured like available-for-sale securities or trading securities, under FAS 115. This assessment is required for financial assets held on or acquired after January 1, 1997.

     It is expected that, upon implementation, FAS 125 will require the Company to record an unrealized gain of approximately $15,000,000.

     In May 1995, the FASB issued FAS 122, "Accounting for Mortgage Servicing Rights" which became effective for years beginning after December 15, 1995. The adoption of FAS 122 has no material impact on the financial condition or results of operations of the Company.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(2)  Receivables, net

                                                             December 31,
                                                     ---------------------------
                                                        1996             1995
                                                     ----------       ----------
                                                       (Dollars in thousands)
Loans held for sale:
     Home Equity Loans                               $  548,181       $  460,310
     Commercial Loans                                   264,655          235,157
     Student Loans                                      187,498          106,413
     Auto Loans                                          38,779            5,842
                                                     ----------       ----------

                                                      1,039,113          807,722
Other                                                   297,832          193,799
Accrued interest                                         68,884           43,923
                                                     ----------       ----------

                                                      1,405,829        1,045,444
Less allowance for credit losses                         19,895           15,591
                                                     ----------       ----------

                                                     $1,385,934       $1,029,853
                                                     ==========       ==========

Loans Held for Sale

Home Equity Loans

     Home Equity Loans held for sale have contractual maturities of up to 30 years. Real property of the borrower is usually pledged as collateral. Home Equity Loans are generally sold in securitization transactions with servicing retained.

Commercial Loans

     SBA Loans have contractual maturities of up to 25 years. SBA Loans are made under the Small Business Act and are guaranteed in part by the Federal government. The guaranteed and unguaranteed portions of SBA Loans are sold in separate transactions while the Company retains the servicing rights. At December 31, 1996 and 1995, the unguaranteed portion of SBA Loans held for sale is $44,829,000 and $85,932,000, respectively.

     Small Business Loans have maturities up to 30 years. At December 31, 1996 and 1995, Small Business Loans held for sale are $120,450,000 and $72,577,000, respectively.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(2)  Receivables, net (continued)

Student Loans

     Student Loans have varying maturities. Loans are made through the Guaranteed Student Loan Program and are at least insured 98% by agencies approved by the United States Department of Education. Student Loans are generally sold in securitization transactions with servicing retained.

Auto Loans

     Auto Loans have contractual maturities up to seven years. The vehicle purchased by the borrower is pledged as collateral. Auto Loans are generally sold in securitization transactions with servicing retained.

Other Receivables

     Other receivables consist primarily of cash advances made by the Company in connection with certain securitization transactions designed to protect investors from losses and repurchased loans.

Allowance for Credit Losses

     The activity in the allowance for credit losses is summarized as follows:

                                                                 As of and for the
                                                             years ended December 31,
                                                       ----------------------------------
                                                          1996         1995        1994
                                                       ---------    ---------    --------
                                                              (Dollars in thousands)

Balance, beginning of year                             $ 140,746    $  77,863    $ 45,542
Provision for credit losses                              145,652       90,723      52,600
Loans charged-off and reclassification to collateral
     owned                                               (51,265)     (30,118)    (20,925)
Recoveries                                                 4,847        2,278         646
                                                       ---------    ---------    --------

Balance, end of year                                   $ 239,980    $ 140,746    $ 77,863
                                                       =========    =========    ========

Allowance for credit losses                            $  19,895    $  15,591    $ 14,014
Allowance for credit losses on loans sold                220,085      125,155      63,849
                                                       ---------    ---------    --------

                                                       $ 239,980    $ 140,746    $ 77,863
                                                       =========    =========    ========

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(2)  Receivables, net (continued)

     At December 31, 1996 and 1995, the gross allowance for credit losses on loans sold was $292,055,000 and $158,424,000, respectively, which was discounted using risk-free interest rates of 6.80% and 6.34% in 1996 and 1995, respectively.

     As of December 31, 1996 and 1995, loans retained by the Company totaling $31,602,000 and $35,637,000, respectively, were on non-accrual status.

Serviced Loan Portfolio

     The serviced loan portfolio, which consists of loans sold to investors and loans retained by the Company, is as follows:

                                                          December 31,
                                                --------------------------------
                                                   1996                  1995
                                                -----------           ----------
                                                    (Dollars in thousands)
Home Equity Loans                               $ 8,230,776           $5,751,677
Commercial Loans                                  2,282,384            1,907,050
Student Loans                                     1,203,739              845,501
Auto Loans                                          475,533              117,239
                                                -----------           ----------

                                                $12,192,432           $8,621,467
                                                ===========           ==========


(3)  Excess Servicing Asset

     The activity in the Excess Servicing Asset is summarized as follows:

                                                Years ended December 31,
                                        ---------------------------------------
                                           1996           1995           1994
                                        ---------      ---------      ---------
                                                (Dollars in thousands)
Balance, beginning of year              $ 524,359      $ 319,605      $ 224,892
Excess Servicing Spread                   534,550        342,256        208,156
Amortization                             (252,524)      (137,502)      (113,443)
                                        ---------      ---------      ---------

Balance, end of year                    $ 806,385      $ 524,359      $ 319,605
                                        =========      =========      =========

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(3)  Excess Servicing Asset (continued)

     The Company discounts the cash flows on the underlying loans sold at a rate it believes a purchaser would require as a rate of return. The weighted average rates used to discount the cash flows are as follows:

                                                  Years ended December 31,
                                             ---------------------------------
                                             1996          1995           1994
                                             ----          ----           ----
Home Equity Loans                            11.3%         11.6%          9.7%
Commercial Loans                             10.5%         11.2%          9.4%
Student Loans                                 8.2%          8.7%          7.7%
Auto Loans                                   12.0%         12.0%           --


     The carrying value of the Excess Servicing Asset is analyzed quarterly by the Company on a disaggregated basis to determine whether prepayment experience has had any impact on this carrying value.

     The weighted average discount rate used in determining the carrying value of the Excess Servicing Asset is 11.5%, 11.0% and 10.0% as of December 31, 1996, 1995 and 1994, respectively.

         Included in gain on sale of receivables in addition to the Excess Servicing Spread, is the following: (i) non-refundable fees and premiums on loans sold; (ii) costs related to the sale of loans; and (iii) gains or losses on certain transactions structured as an economic hedge that are designed to minimize risk of interest rate fluctuations. The net amounts of these additions to gain on sale are $9,901,000, $11,739,000 and $51,757,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(4)  Property and Equipment, net

                                                               December 31,
                                                        ------------------------
                                                          1996            1995
                                                        --------         -------
                                                         (Dollars in thousands)
Land                                                    $  7,296         $   183
Buildings and improvements                                 6,182           4,398
Furniture and fixtures                                    75,085          47,662
Construction in progress (a)                              16,182              --
                                                        --------         -------

                                                         104,745          52,243
Less accumulated depreciation
    and amortization                                      31,287          18,481
                                                        --------         -------

                                                        $ 73,458         $33,762
                                                        ========         =======

     (a)  Capitalized interest is $803,000 for the year ended December 31, 1996.

(5)  Notes Payable

                                                          December 31,
                                                  ------------------------------
                                                     1996                1995
                                                  ----------          ----------
                                                      (Dollars in thousands)
Secured:
     Warehouse notes                              $  408,244          $  355,114
     Other notes                                       3,803                 628
                                                  ----------          ----------

                                                     412,047             355,742
Unsecured                                            907,150             720,150
                                                  ----------          ----------

                                                  $1,319,197          $1,075,892
                                                  ==========          ==========

Secured Notes

     The Company has available lines of credit, which are subject to renewal periodically, for warehousing of loans of $2,600,000,000 at December 31, 1996. Outstanding borrowings under these credit facilities are collateralized by loans of $411,682,000 and restricted cash in the amount of $6,083,000 at December 31, 1996. Upon the sale of loans, the notes are repaid.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(5)  Notes Payable (continued)

     In addition, other secured notes represent capital lease obligations of $3,803,000 at December 31, 1996. The future minimum lease payments are as follows: $1,602,000 in 1997, $1,528,000 in 1998, $637,000 in 1999, $464,000 in
2000 and $35,000 in 2001. Included in the above amounts is $463,000 representing interest.

     The following table presents data on warehouse notes payable:

                                                 Years ended December 31,
                                       -----------------------------------------
                                          1996             1995         1994
                                       -----------     -----------  ------------
                                                   (Dollars in thousands)
Weighted average interest rate for
     the year                                  7.1%           7.7%         5.6%
Weighted average interest rate at
     end of year                               7.5%           6.6%         6.4%
Average amount outstanding for
     the year                          $   799,282    $   548,733  $   255,789
Maximum amount outstanding
     at any month end                  $ 1,281,698    $   916,426  $   411,577

Unsecured Notes

     Unsecured notes at December 31, 1996 and 1995 included senior notes of $637,000,000 and $655,000,000, respectively. The Company is required to pay principal of $112,000,000 in 1997, $40,000,000 in 1998, $190,000,000 in 1999,
$110,000,000 in 2000, $35,000,000 in 2001 and $150,000,000 in 2002.

     On August 16, 1996, the Company entered into a $400,000,000 unsecured revolving credit facility (the "Credit Facility") which expires August 16, 1999. At December 31, 1996 outstanding advances under the Credit Facility were $250,000,000.

     In addition, unsecured notes payable include bank loans due within one year of $20,150,000 and $65,150,000 at December 31, 1996 and 1995, respectively.

     The Company is required to comply with various operating and financial covenants defined in the agreements governing the issuance of the senior notes. In addition, the Credit Facility and certain of the Company's warehouse notes incorporate the restriction contained in the senior notes or otherwise contain similar restrictions. The covenants restrict the payment of certain distributions including dividends. At December 31, 1996, the Company had available $296,704,000 for the payment of such distributions under the most restrictive of such covenants.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(5)  Notes Payable (continued)

     Costs incurred in connection with the issuance of the unsecured notes have been deferred and are being amortized over the terms of the respective notes using the straight line method. At December 31, 1996 and 1995, the unamortized debt issuance cost is $4,875,000 and $5,473,000, respectively.

     The following table presents data on unsecured notes payable:

                                                Years ended December 31,
                                       -----------------------------------------
                                           1996           1995          1994
                                       -----------    -----------  -------------
                                                   (Dollars in thousands)
Weighted average interest rate for
     the year                                  8.2%           8.7%          8.3%
Weighted average interest rate at
     end of year                               7.8%           8.6%          8.7%
Average amount outstanding for
     the year                          $   822,833    $   561,483  $    279,562
Maximum amount outstanding
     at any month end                  $ 1,010,150    $   720,150  $    405,150


(6) Subordinated Debt

                                                               December 31,
                                                         -----------------------
                                                           1996           1995
                                                         -------         -------
                                                          (Dollars in thousands)

12% due December 31, 1996 (a)                            $    --         $22,000
7.8% due September 2, 1997                                 2,000           2,000
                                                         -------         -------

                                                         $ 2,000         $24,000
                                                         =======         =======

(a) The notes provide for semi-annual interest payments and annual principal payments of $11,000,000. The Company had an $11,000,000 payment due on December 31, 1995 (not a business day) which was paid on January 2, 1996.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(6) Subordinated Debt (continued)

     In connection with the above notes, the Company is required to comply with various operating and financial covenants as defined in the respective agreements governing the issuance of the notes.


     Costs incurred in connection with the issuance of the notes are deferred and amortized over the terms of the respective notes using the straight line method. The subordinated debt issuance cost is fully amortized at December 31, 1996 and at December 31, 1995, the unamortized subordinated debt issuance cost is $434,000.

(7)  Accounts Payable and Other Liabilities

     Accounts payable and other liabilities includes $246,018,000 and $163,179,000 at December 31, 1996 and 1995, respectively, of funds collected on loans sold and serviced for others. The Company is responsible for the collection of principal and interest which is remitted primarily in the month following collection.

(8)  Employee Benefit Plans

Defined Contribution Plan

     The Company has a defined contribution plan (401(k)) for all eligible employees. Contributions to the plan are in the form of employee salary deferrals which may be subject to employer matching contributions up to a specified limit. In addition, the Company may make an annual profit sharing contribution on behalf of its employees. The Company's cost for the plan, net of reallocated forfeitures, amounted to $4,851,000, $3,479,000 and $3,176,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Profit Sharing Plan

     The Company has a non-qualified profit sharing plan for certain employees. Contributions to this plan are based on a percentage of pretax profits. The Company's cost of the plan amounted to $8,771,000, $4,391,000 and $3,337,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Pension Plan

     The Company has a non-qualified, unfunded pension benefit plan. The purpose of the plan is to supplement the existing employee benefit plans for certain key executives. The benefits are based upon years of service and the employee's highest average compensation as defined.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(8)  Employee Benefit Plans (continued)

     The following table sets forth the plan's status and amounts recognized in the Company's consolidated financial statements:

                                                               December 31,
                                                           --------------------
                                                             1996         1995
                                                           -------      -------
                                                          (Dollars in thousands)
Actuarial present value of benefit obligations:
     Vested                                                $ 1,350      $ 1,262
     Non-vested                                              1,979        1,758
                                                           -------      -------

Accumulated benefit obligation                               3,329        3,020
Effect of projected future compensation levels                  94          146
                                                           -------      -------

Projected benefit obligation                                 3,423        3,166
Unrecognized prior service cost                             (1,859)      (2,069)
Unrecognized net gain (loss)                                    53          (16)
Additional minimum liability                                 1,712        1,939
                                                           -------      -------

Total pension liability                                    $ 3,329      $ 3,020
                                                           =======      =======

     In determining the projected benefit obligation for the year ended December 31, 1996, the discount rate was 7.5% pre-retirement and 7.0% post-retirement. For the year ended December 31, 1995, the discount rate was 7.0% for pre-retirement and post-retirement. The rate of increase in the future compensation levels was 4.0% in 1996 and 1995.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(8)  Employee Benefit Plans (continued)

     Net periodic pension cost includes the following components:

                                                         Years ended December 31,
                                                         -----------------------
                                                          1996     1995     1994
                                                          ----     ----     ----
                                                          (Dollars in thousands)

Service cost                                              $105     $144     $136
Interest cost on projected benefit obligation              222      206      174
Net amortization and deferral                              210      210      211
                                                          ----     ----     ----

Net periodic pension cost                                 $537     $560     $521
                                                          ====     ====     ====

     In determining the net periodic pension cost for the year ended December 31, 1996, the discount rate was 7.0% pre-retirement and post-retirement. For the year ended December 31, 1995, the discount rate was 7.5% pre-retirement and 7.0% post-retirement. The rate of increase in the future compensation levels was 4.0% in 1996 and 1995. For the year ended December 31, 1994, the discount rate was 7.0% and the rate of increase in the future compensation levels was 4.0%.

Stock Option Plans

     The Company's 1991 Stock Option Plan, as amended on April 15, 1993, and the 1995 Stock Incentive Plan dated August 15, 1995 (collectively the "Plans") provide for a total of 5,484,375 shares for issuance.

     Options granted under the Plans may be incentive stock options or non-qualified stock options. The exercise price of both types of options will be equal to 100% of the fair market value of the shares on the date of the grant.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(8)  Employee Benefit Plans (continued)

     Twenty percent of the options initially granted under the Plans are exercisable by the holder one year after the date of grant, with an additional 20% of the options exercisable on the anniversary date of the grant for the next four years. No options shall be granted under the 1991 Stock Option Plan or the 1995 Stock Incentive Plan after September 15, 2001 and August 15, 2005, respectively. Changes in options outstanding are as follows:

                                                                          Years ended December 31,
                                       --------------------------------------------------------------------------------------------
                                                   1996                             1995                          1994
                                       -----------------------------   -----------------------------   ----------------------------
                                       Number of    Weighted-Average   Number of    Weighted-Average   Number of   Weighted-Average
                                        Shares       Exercise Price     Shares       Exercise Price     Shares      Exercise Price
                                        ------       --------------     ------       --------------     ------      --------------
Options outstanding at
    beginning of year                 3,168,090         $ 9.54         2,261,732         $ 4.27          794,996        $ 2.84
Options granted                         983,091          24.01         1,697,909          14.16        1,466,736          5.05
Options canceled                       (276,605)         15.34          (241,376)          6.23               --            --
Options exercised                      (523,350)          6.13          (550,175)          3.57               --            --
                                      ---------                        ---------                       ---------
Options outstanding at
    end of year                       3,351,226          13.95         3,168,090           9.54        2,261,732          4.27
                                      =========                        =========                       =========

Options exercisable                     521,750           7.62           530,000           3.77          477,000          2.84
                                      =========                        =========                       =========

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(8)  Employee Benefit Plans (continued)

                                                                               Weighted-
                                                              Weighted-        Average
                                                               Average        Remaining
                                             Number of         Exercise       Contracted
                                              Shares            Price       Life (in years)
                                           -------------   --------------   --------------
Exercise prices:
  $2.84
     Options outstanding                        195,249        $ 2.84            --
     Options exercisable                        195,249          2.84
  $4.83 - $7.07
     Options outstanding                      1,133,940          5.47           3.2
     Options exercisable                        167,936          5.44
  $9.57
     Options outstanding                         22,500          9.57           4.0
     Options exercisable                          4,500          9.57
  $15.90 - $22.25
     Options outstanding                      1,508,287         17.76           4.3
     Options exercisable                        154,065         15.99
  $25.00 - $26.69
     Options outstanding                        491,250         25.63           5.0
     Options exercisable                             --            --

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"). This Statement establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Companies may continue to apply the accounting provisions of APB 25 in determining net income; however, they must apply the disclosure requirements of FAS 123 for all grants issued after 1994. The Company elected to continue to apply the provisions of APB 25 in accounting for the employee stock plans described above. Accordingly, no compensation cost has been recognized.

                     THE MONEY STORE INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

(8)  Employee Benefit Plans (continued)

         Had compensation cost for these employee stock plans been determined based on the new fair value method under FAS 123, the Company's net income and net income per share would have been reduced based on the month of grant to the pro forma amounts indicated as follows:

                                         Years ended December 31,
                                       ----------------------------
                                             1996              1995
                                             ----              ----
                                 (Dollars in thousands, except per share data)
Net income:
       As reported                     $   85,655        $   48,715
       Pro forma (1)                       83,677            48,058
Net income per common share:
    Primary:
       As reported                     $     1.44        $     0.95
       Pro forma (1)                         1.41              0.94
    Fully diluted:
       As reported                           1.41              0.95
       Pro forma (1)                         1.38              0.94

(1) The pro forma amounts noted above only reflect the effects of stock-based compensation grants made after 1994. Because stock options are granted each year and generally vest over five years, these pro forma amounts may not reflect the full effect of applying the (optional) fair value method established by FAS 123 that would be expected if all outstanding stock option grants were accounted for under this method.

     The fair value of each option grant is estimated based on the date of grant. In determining the fair value, the Company used a modified Black-Scholes option-pricing model. For the fixed stock option plans, the following weighted-average assumptions are used for 1996 and 1995, respectively: expected dividend yield of 0.35% and 0.45%; expected volatility of 46.34% and 45.45%; risk-free interest rates of 6.41% and 5.96%; and expected lives of five for both years. The weighted-average grant-date fair value of options granted are $11.44 and $6.56 for the years ended December 31, 1996 and 1995, respectively.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(9)  Income Taxes

         The provision for income taxes is as follows:

                                               Years ended December 31,
                                       -----------------------------------------
                                        1996             1995             1994
                                       -------          -------          -------
                                                (Dollars in thousands)
Current                                $10,998          $20,888          $ 5,269
Deferred                                47,887           13,430           16,437
                                       -------          -------          -------

                                       $58,885          $34,318          $21,706
                                       =======          =======          =======

     A reconciliation between the expected Federal income tax expense and the actual income tax expense is as follows:

                                                     Years ended December 31,
                                                 ------------------------------
                                                   1996        1995       1994
                                                 --------    -------    -------
                                                      (Dollars in thousands)

Income before income taxes                       $144,540    $83,033    $53,027
Statutory Federal income tax rate                      35%        35%        35%
                                                 --------    -------    -------

Computed expected income tax expense               50,589     29,062     18,559
State income taxes net of Federal income
    tax benefit                                     8,296      5,256      3,147
                                                 --------    -------    -------

                                                 $ 58,885    $34,318    $21,706
                                                 ========    =======    =======

     At December 31, 1996, the Company has state net operating loss carryforwards available of $13,150,000, expiring on various dates through 2011.

                     THE MONEY STORE INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

(9)  Income Taxes (continued)

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities is as follows:

                                                              December 31,
                                                         -----------------------
                                                           1996           1995
                                                         --------       --------
                                                          (Dollars in thousands)
Deferred tax assets:
    Provision for credit losses                          $ 98,993       $ 59,270
    Interest on non-performing loans                       12,307          6,864
    Other                                                   8,806          4,542
                                                         --------       --------

                                                          120,106         70,676
                                                         --------       --------

Deferred tax liabilities:
    Gain on sale of receivables                           253,587        159,153
    Depreciation and amortization                           2,883             --
                                                         --------       --------

                                                          256,470        159,153
                                                         --------       --------

Net deferred tax liability                               $136,364       $ 88,477
                                                         ========       ========

     Management believes it is more likely than not that the Company will realize the benefit of deferred tax assets and that such assets will reverse during periods in which the Company generates net taxable income and reversal of deferred tax liabilities.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(10) Commitments, Contingencies and Concentrations of Credit Risk

     The Company is obligated under noncancellable operating leases for property and equipment expiring at various dates through 2001. Minimum annual rental payments at December 31, 1996, are as follows (dollars in thousands):

                           1997            $ 13,611
                           1998              11,535
                           1999               8,052
                           2000               3,827
                           2001                 926
                                           --------

                                           $ 37,951
                                           ========

     Rent expense amounted to $14,470,000, $10,113,000 and $7,201,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company began development of an office building located in West Sacramento, California in May 1996, with completion expected in late 1997. The project, which includes the purchase of land and building construction, is estimated to cost approximately $85,000,000. The capitalized expenditures including interest through December 31, 1996 are $23,295,000. The 400,000 square foot building will help to centralize operations and support additional staff from the anticipated growth of the business.

     The Company has provided revolving credit facilities to various originators of home equity loans. These facilities provide the originators with warehouse financing prior to the sale of loans, usually to the Company. These agreements, which are subject to renewal periodically, bear interest at rates between prime plus 2.00% and 2.50% and are collateralized by the loans. Upon sale of the loans, the advances are repaid. At December 31, 1996, the Company has made available to originators, lines of credit of approximately $141,000,000. At December 31, 1996 and 1995 advances outstanding were $8,291,000 and $6,447,000, respectively, and are included in other receivables. The weighted average amounts outstanding under these credit agreements were $11,192,000 and $2,370,000 for the years ended December 31, 1996 and 1995, respectively.

     In certain securitization transactions, the Company subordinates a portion of its interest in excess cash flows to investors. The investors' protection from losses is provided by the subordination of the Company's cash flows including various combinations of cash deposits provided by the Company, subordination accounts and credit enhancements provided by third parties. At December 31, 1996, $163,996,000 of cash deposits held in interest-bearing accounts are restricted, and $228,046,000 is advanced in connection with subordination accounts. In senior subordinated structures, the senior certificate holders are protected from losses by outstanding subordinated certificates and credit enhancements provided by third parties.

                     THE MONEY STORE INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

(10) Commitments, Contingencies and Concentrations of Credit Risk (continued)

     In an attempt to minimize the risk of interest rate fluctuations, one of the strategies employed by the Company is to enter into pre-funding arrangements in connection with securitization transactions that allow it to sell loans in the future at an agreed upon price. At December 31, 1996, under the terms of the agreements the Company had the right to deliver $176,716,000 of Home Equity Loans, $31,679,000 of SBA Loans, $30,071,000 of Student Loans, and $49,913,000
of Auto Loans, within approximately 90 days of such date.

     In addition, the Company from time to time purchases and sells government securities at agreed upon prices as an economic hedge. Losses on these transactions, which are included in gain on sale of receivables, amounted to $1,435,000 and $5,110,000 for the years ended December 31, 1996 and 1995, respectively. There were no purchases or sales during 1994.

     In certain whole loan transactions, the Company is subject to off-balance sheet credit risk in the normal course of business, due to commitments and obligations to service and repurchase loans receivable which are not included in the accompanying consolidated financial statements. The obligations to repurchase Home Equity Loans are subject to various terms and conditions including limitations on the amount of loans that may be required to be repurchased in any given year. Based upon the terms of whole loan transactions and management's estimates of the lives of the underlying portfolios, management believes that there are $57,562,000 of Home Equity Loans at December 31, 1996, which the Company may be required to repurchase in the future should such loans become more than 90 days past due.

     The Company's serviced loan portfolio is widely dispersed. At December 31, 1996, loans to borrowers in the State of California accounted for approximately 20% of the total serviced loan portfolio, while no other state accounted for more than 9%.

     In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on the consolidated financial position or results of operations of the Company.

(11)  Related Party Transactions

     The Company leases corporate administrative offices in New Jersey from a joint venture which includes a general partnership, whose partners are shareholders and executive officers of the Company. The annual rent under this lease, which expires in 2000, is subject to certain adjustments, and was approximately $1,184,000 for the year ended December 31, 1996 and $1,200,000 for the years ended December 31, 1995 and 1994.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(12)  Other Operating Expenses

     Other operating expenses include the following:

                                                   Years ended December 31,
                                             -----------------------------------
                                               1996          1995          1994
                                             --------      --------      -------
                                                    (Dollars in thousands)

Advertising                                  $ 52,227      $ 38,290      $40,318
Depreciation and amortization                  15,630         8,446        5,475
Loan expenses                                  18,383        11,457        8,126
Office, stationery and supplies                41,471        27,172       15,353
Professional fees                              16,417         6,529        4,382
Occupancy costs                                14,470        10,113        7,201
Other expenses                                 35,500        21,387       15,333
                                             --------      --------      -------

                                             $194,098      $123,394      $96,188
                                             ========      ========      =======

(13)  Shareholders' Equity

     In May 1996, the shareholders of the Company approved the increase in authorized shares of the Company from 100,000,000 shares to 250,000,000 shares of common stock.

     In March 1996, the Company sold 5,937,500 shares of common stock for $21.50 per share, the net proceeds of which amounted to $122,128,000.

     In November 1996, the Company sold 5,215,000 shares of $1.72 mandatory convertible preferred stock for $26.50 per share, the net proceeds of which amounted to $133,363,000. Each share will pay an annual dividend of $1.72 per share, will be convertible at the option of the holder into 0.833 shares of common stock and will automatically convert on December 1, 1999 into common stock. The mandatory conversion rate, based on a formula, will range from 0.833 to 1.000 shares of common stock per share.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(14)  Fair Values of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments are set forth below:

                                                                                        December 31,
                                                                                        ------------
                                                                            1996                              1995
                                                                 ---------------------------       ---------------------------
                                                                 Carrying          Estimated        Carrying         Estimated
                                                                   Value          Fair Value          Value         Fair Value
                                                                 ------------     ----------       ----------       ----------
                                                                                     (Dollars in thousands)
Financial Assets:
     Cash and cash equivalents                            (a)    $  321,703       $  321,703       $  178,781       $  178,781
     Receivables                                          (b)     1,405,829        1,479,000        1,045,444        1,100,000
     Excess Servicing Asset                               (c)       806,385          822,000          524,359          603,000
Financial Liabilities:
     Notes payable (excluding senior notes)               (d)       682,197          682,197          420,892          420,892
     Unsecured - senior notes                             (d)       637,000          648,000          655,000          693,000
     Subordinated debt                                    (e)         2,000            2,000           24,000           25,000

(a) The carrying value of cash and cash equivalents is considered to be a reasonable estimate of fair value.
(b) Since it is the Company's business to sell loans it originates, the fair values were estimated using current investor yields or outstanding commitments from investors. The fair value for non-performing loans was based upon recent appraisals of collateral securing such loans. Included in the carrying value and estimated fair value of receivables is the mark-to-market effect of any open economic hedge transactions, which were insignificant at December 31, 1996 and 1995.
(c) The fair value was estimated by discounting future cash flows using rates available for instruments with similar terms and remaining maturities. In determining the fair value, assumed prepayments utilized by the Company were not significantly different from the Company's actual prepayment experience.
(d) Warehouse and unsecured notes (excluding the senior notes) generally have original maturities of less than 90 days; and therefore, the carrying value is a reasonable estimate of fair value. Term notes are generally adjustable rate and indexed to the prime rate, therefore, carrying value is a reasonable estimate of fair value. The fair value of the senior notes was estimated based on rates currently available for debt with similar terms and remaining maturities.
(e) Fair value was estimated based on rates currently available for debt with similar terms and remaining maturities.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(14)  Fair Values of Financial Instruments (continued)

     The fair value estimates made at December 31, 1996 and 1995, were based upon pertinent market data and relevant information about the financial instruments at that time. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire portion of the financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For instance, the Company has certain fee-generating business lines (e.g., its loan servicing operations) that were not considered in these estimates since these activities are not financial instruments. In addition, the tax implications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

                      THE MONEY STORE INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(15)  Selected Quarterly Data (unaudited)

     The following represents selected quarterly financial data of the Company, which, in the opinion of management, reflects adjustments (comprising only normal recurring adjustments) necessary for fair presentation.

                                                                                             Three Months Ended
                                                                      -------------------------------------------------------------
                                                                        March 31,        June 30,      September 30,    December 31,
                                                                      -----------      -----------     ------------     -----------
                                                                                (Dollars in thousands, except per share data)
1996
----
Revenues                                                              $   154,748      $   178,372      $   202,184      $   243,358

Income before income taxes                                                 23,734           31,667           38,057           51,082

Net income                                                                 14,204           18,897           22,720           29,834

Net income per common share - primary                                 $      0.27      $      0.32      $      0.38      $      0.49

Weighted average number of common shares
     outstanding - primary                                             52,738,400       59,399,392       59,090,793       59,385,914


Net income per common share - fully diluted                           $      0.27      $      0.32      $      0.38      $      0.48

Weighted average number of common shares
     outstanding - fully diluted                                       52,738,400       59,399,392       59,346,543       62,235,498



1995
----
Revenues                                                              $    91,758      $   112,665      $   145,261      $   160,874

Income before income taxes                                                 12,344           18,182           22,514           29,993

Net income                                                                  7,244           10,766           13,233           17,472

Net income per common share                                           $      0.14      $      0.21      $      0.26      $      0.34

Weighted average number of common shares outstanding                   50,805,206       50,899,050       51,096,575       51,287,503


                     THE MONEY STORE INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS

  The Company has filed with the Securities and Exchange Commission a preliminary prospectus supplement with respect to a possible offering off the Company's shelf registration statement of $250,000,000 of Senior Notes, a portion of which will be due in 2002 and the remainder in 2004. The Senior Notes will constitute unsecured and unsubordinated senior indebtedness of the Company. The Senior Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") on a senior unsecured, joint and several, basis by certain of the Company's wholly-owned subsidiaries (the "Guarantors"), although the Subsidiary Guarantees may terminate prior to maturity of the Senior Notes upon the occurrence of certain circumstances. The Subsidiary Guarantees will rank equally in right of payment, on a pari passu basis, with all existing and future unsecured and unsubordinated indebtedness and guarantees of the Guarantors. The ability of the Company's subsidiaries to pay dividends or make payments on intercompany indebtedness will be subject to applicable state laws.

  The following consolidating condensed financial data illustrate the composition of the combined Guarantors. The Company believes that providing the condensed consolidating information is of material interest to potential investors in the Senior Notes and has not presented separate financial statements for each of the Guarantors, because it was deemed that such financial statements would not provide potential investors with any material additional information.

  Investments in subsidiaries are accounted for by the parent and Subsidiary Guarantors on the equity method for the purposes of the consolidating financial data. Earnings of subsidiaries are therefore reflected in the parent's and Subsidiary Guarantor's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Certain sums in the following tables reflect immaterial rounding differences.

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION
                               DECEMBER 31, 1996
                             (Dollars in thousands)

                                         COMBINED       COMBINED
                            PARENT      GUARANTOR    NON-GUARANTOR
         ASSETS             COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS CONSOLIDATED
         ------           -----------  ------------ ---------------- ------------ ------------
Cash and cash equiva-
 lents                    $   194,532   $  (40,968)    $  168,139     $            $  321,703
Receivables, net                           964,259        421,675                   1,385,934
Excess servicing asset                                    806,385                     806,385
Investment in subsidiar-
 ies                          367,246        2,684                     (369,930)
Property and equipment,
 net                                        71,636          1,822                      73,458
Other                           5,204       18,516            825                      24,545
                          -----------   ----------     ----------     ---------    ----------
                          $   566,982   $1,016,127     $1,398,846     $(369,930)   $2,612,025
                          ===========   ==========     ==========     =========    ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  ---------------------
Liabilities:
 Notes payable            $ 1,315,394   $    3,803     $              $            $1,319,197
 Income taxes, princi-
  pally deferred              (20,568)     147,545         20,220                     147,197
 Due to (from) parent
  and affiliates           (1,334,279)      49,564      1,284,787           (72)
 Allowance for credit
  losses on
  loans sold                               217,681          2,404                     220,085
 Unearned insurance com-
  missions                                   7,754                                      7,754
 Other                         21,926      303,207          8,150                     333,283
                          -----------   ----------     ----------     ---------    ----------
                              (17,527)     729,554      1,315,561           (72)    2,027,516
                          -----------   ----------     ----------     ---------    ----------
Subordinated debt               2,000                                                   2,000
                          -----------   ----------     ----------     ---------    ----------
Shareholders' equity:
 Preferred stock              133,363                                                 133,363
 Common stock                 188,276       20,413          3,190       (23,603)      188,276
 Additional paid-in cap-
  ital                                       9,103         47,897       (57,000)
 Retained earnings            260,870      257,057         32,198      (289,255)      260,870
                          -----------   ----------     ----------     ---------    ----------
                              582,509      286,573         83,285      (369,858)      582,509
                          -----------   ----------     ----------     ---------    ----------
                          $   566,982   $1,016,127     $1,398,846     $(369,930)   $2,612,025
                          ===========   ==========     ==========     =========    ==========

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION
                               DECEMBER 31, 1995
                             (Dollars in thousands)

                                        COMBINED     COMBINED
                            PARENT     GUARANTOR   NON-GUARANTOR
         ASSETS            COMPANY    SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
         ------           ----------  ------------ ------------- ------------ ------------
Cash and cash equiva-
 lents                    $  168,367   $ (61,392)    $ 71,807     $            $  178,781
Receivables, net                 274     799,295      230,283                   1,029,853
Excess servicing asset                                524,359                     524,359
Investment in subsidiar-
 ies                         250,991       1,290                   (252,281)
Property and equipment,
 net                                      32,208        1,554                      33,762
Other                          7,736      16,559        1,198                      25,493
                          ----------   ---------     --------     ---------    ----------
                          $  427,368   $ 787,960     $829,201     $(252,281)   $1,792,248
                          ==========   =========     ========     =========    ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  ---------------------
Liabilities:
 Notes payable            $1,075,264   $     628     $            $            $1,075,892
 Income taxes, princi-
  pally deferred             (15,040)     97,233       12,735                      94,928
 Due to (from) parent
  and affiliates            (919,133)    157,531      761,674           (73)
 Allowance for credit
  losses on
  loans sold                             123,652        1,503                     125,155
 Unearned insurance com-
  missions                                 4,704                                    4,704
 Other                        21,151     198,025        7,267                     226,443
                          ----------   ---------     --------     ---------    ----------
                             162,242     581,774      783,179           (73)    1,527,122
                          ----------   ---------     --------     ---------    ----------
Subordinated debt             24,000                                               24,000
                          ----------   ---------     --------     ---------    ----------
Shareholders' equity:
 Preferred stock
 Common stock                 59,603      20,413        3,190       (23,603)       59,603
 Additional paid-in cap-
  ital                                     3,503       22,897       (26,400)
 Retained earnings           181,523     182,270       19,935      (202,205)      181,523
                          ----------   ---------     --------     ---------    ----------
                             241,126     206,186       46,022      (252,208)      241,126
                          ----------   ---------     --------     ---------    ----------
                          $  427,368   $ 787,960     $829,201     $(252,281)   $1,792,248
                          ==========   =========     ========     =========    ==========

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                       CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                             (Dollars in thousands)

                                   COMBINED      COMBINED
                         PARENT   GUARANTOR   NON-GUARANTOR
                         COMPANY SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         ------- ------------ -------------- ------------ ------------
Revenues:
 Gain on sale of
  receivables            $   297   $520,915      $23,239       $            $544,451
 Finance income, fees
  earned and other         5,840    198,975       29,396                     234,211
                         -------   --------      -------       --------     --------
                           6,137    719,890       52,635                     778,662
                         -------   --------      -------       --------     --------
Expenses:
 Operating expenses        4,814    338,922       20,658                     364,394
 Provision for credit
  losses                            144,749          903                     145,652
 Interest                  1,323    112,093       10,660                     124,076
                         -------   --------      -------       --------     --------
                           6,137    595,763       32,222                     634,122
                         -------   --------      -------       --------     --------
Income (loss) before
 income taxes and
 undistributed income
 of subsidiaries                    124,127       20,413                     144,540
Income taxes                         50,681        8,204                      58,885
Equity in undistributed
 income of subsidiaries   85,655      1,414                     (87,069)
                         -------   --------      -------       --------     --------
 Net income (loss)       $85,655   $ 74,860      $12,209       $(87,069)    $ 85,655
                         =======   ========      =======       ========     ========

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                       CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                             (Dollars in thousands)

                                    COMBINED       COMBINED
                          PARENT   GUARANTOR    NON-GUARANTOR
                          COMPANY SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS CONSOLIDATED
                          ------- ------------ ---------------- ------------ ------------
Revenues:
 Gain on sale of receiv-
  ables                   $         $331,257       $22,738        $            $353,995
 Finance income, fees
  earned and other          6,363    133,430        16,770                      156,563
                          -------   --------       -------        --------     --------
                            6,363    464,687        39,508                      510,558
                          -------   --------       -------        --------     --------
Expenses:
 Operating expenses         6,361    219,549        16,908                      242,817
 Provision for credit
  losses                              90,295           428                       90,723
 Interest                       2     82,438        11,544                       93,985
                          -------   --------       -------        --------     --------
                            6,363    392,282        28,880                      427,525
                          -------   --------       -------        --------     --------
Income (loss) before in-
 come taxes and
 undistributed income of
 subsidiaries                         72,405        10,629                       83,033
Income taxes                          30,370         3,948                       34,318
Equity in undistributed
 income of subsidiaries    48,715      1,347                       (50,062)
                          -------   --------       -------        --------     --------
 Net income (loss)        $48,715   $ 43,382       $ 6,680        $(50,062)    $ 48,715
                          =======   ========       =======        ========     ========

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                       CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                             (Dollars in thousands)


                                    COMBINED     COMBINED
                         PARENT    GUARANTOR   NON-GUARANTOR
                         COMPANY  SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         -------  ------------ ------------- ------------ ------------
Revenues:
 Gain on sale of receiv-
  ables                  $          $229,569      $30,344      $            $259,913
 Finance income, fees
  earned and other         2,208      55,562       12,786                     70,557
                         -------    --------      -------      --------     --------
                           2,208     285,131       43,130                    330,470
                         -------    --------      -------      --------     --------
Expenses:
 Operating expenses        2,281     165,088       14,415                    181,784
 Provision for credit
  losses                              51,492        1,108                     52,600
 Interest                             38,395        4,664                     43,059
                         -------    --------      -------      --------     --------
                           2,281     254,975       20,187                    277,443
                         -------    --------      -------      --------     --------
Income (loss) before
 income taxes and
 undistributed income of
 subsidiaries                (73)     30,157       22,943                     53,027
Income taxes                 (90)     12,125        9,671                     21,706
Equity in undistributed
 income of subsidiaries   31,304         168                    (31,472)
                         -------    --------      -------      --------     --------
 Net income (loss)       $31,321    $ 18,200      $13,272      $(31,472)    $ 31,321
                         =======    ========      =======      ========     ========

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                             (Dollars in thousands)

                                      COMBINED        COMBINED
                          PARENT     GUARANTOR     NON-GUARANTOR
                          COMPANY   SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS CONSOLIDATED
                         ---------  ------------  ---------------- ------------ ------------
Cash flows from
 operating activities:
 Net income              $  85,655  $    74,860      $  12,209       $(87,069)  $    85,655
 Adjustments to
  reconcile net income
  to net cash used in
  operations:
   Equity in
    undistributed income
    of subsidiaries        (85,655)      (1,414)                       87,069
   Depreciation &
    amortization             2,499       12,702            429                       15,630
   Provision for
    deferred income
    taxes                                41,912          5,975                       47,887
   Provision for credit
    losses                              144,749            903                      145,652
   Net change in
    operating assets
    and liabilities:
     Proceeds from loans
      sold                            5,061,776        387,464                    5,449,240
     Loans originated &
      purchased                      (5,234,595)      (458,459)                  (5,693,054)
     Loans repurchased                   (6,971)                                     (6,971)
     (Increase) decrease
      in other
      receivables              274      (36,596)      (120,371)                    (156,693)
     Excess Servicing
      Spread                                          (534,550)                    (534,550)
     Amortization of
      Excess Servicing
      Asset                                            252,524                      252,524
     Increase (decrease)
      in accounts
      payable and other
      liabilities           (5,556)      34,624         (5,067)                      24,001
     Other, net              5,091        4,248          1,897                       11,236
                         ---------  -----------      ---------       --------   -----------
 Net cash used in
  operating activities       2,308       95,295       (457,046)                    (359,443)
                         ---------  -----------      ---------       --------   -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment                         (47,915)          (697)                     (48,612)
 Investment in and
  advances to
  subsidiaries            (444,943)    (103,128)       548,071
                         ---------  -----------      ---------       --------   -----------
 Net cash used in
  investing activities    (444,943)    (151,043)       547,374                      (48,612)
                         ---------  -----------      ---------       --------   -----------
Cash flows from
 financing activities:
 Net increase in credit
  facilities               303,131         (716)                                    302,415
 Proceeds from unsecured
  senior notes              20,000                                                   20,000
 Principal payments on
  unsecured senior notes   (83,000)                                                 (83,000)
 Principal payments on
  subordinated debt        (22,000)                                                 (22,000)
 Debt issuance costs        (1,467)                         54                       (1,413)
 Net increase in
  collections payable                    76,889          5,950                       82,839
 Net proceeds from
  issuance of preferred
  stock                    133,363                                                  133,363
 Net proceeds from
  issuance of common
  stock                    122,128                                                  122,128
 Proceeds from exercised
  stock options              2,953                                                    2,953
 Dividends paid             (6,308)                                                  (6,308)
                         ---------  -----------      ---------       --------   -----------
 Net cash provided by
  financing activities     468,800       76,173          6,004                      550,977
                         ---------  -----------      ---------       --------   -----------
 Net increase (decrease)
  in cash and cash
  equivalents               26,165       20,425         96,332                      142,922
Cash and cash
 equivalents at
 beginning of year         168,367      (61,393)        71,807                      178,781
                         ---------  -----------      ---------       --------   -----------
Cash and cash
 equivalents at the end
 of year                 $ 194,532  $   (40,968)     $ 168,139       $          $   321,703
                         =========  ===========      =========       ========   ===========

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995
                             (Dollars in thousands)

                                      COMBINED        COMBINED
                          PARENT     GUARANTOR     NON-GUARANTOR
                          COMPANY   SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS CONSOLIDATED
                         ---------  ------------  ---------------- ------------ ------------
Cash flows from operat-
 ing activities:
 Net income              $  48,715  $    43,382      $   6,680       $(50,062)  $    48,715
 Adjustments to recon-
  cile net income to net
  cash used in opera-
  tions:
   Equity in
    undistributed income
    of
    subsidiaries           (48,715)      (1,347)                       50,062
   Depreciation &
    amortization             1,888        6,234            324                        8,446
   Provision for
    deferred income
    taxes                                 9,798          3,632                       13,430
   Provision for credit
    losses                               90,295            428                       90,723
   Net change in
    operating assets
    and liabilities:
     Proceeds from loans
      sold                            3,129,486        379,338                    3,508,824
     Loans originated &
      purchased                      (3,453,842)      (369,129)                  (3,822,971)
     Loans repurchased                   (9,059)                                     (9,059)
     (Increase) decrease
      in other
      receivables             (191)     (23,727)       (73,527)                     (97,445)
     Excess Servicing
      Spread                                          (342,256)                    (342,256)
     Amortization of
      Excess Servicing
      Asset                                            137,502                      137,502
     Increase (decrease)
      in accounts
      payable and other
      liabilities           14,954        4,940         (1,425)                      18,469
     Other, net             (2,198)      10,302           (862)                       7,242
                         ---------  -----------      ---------       --------   -----------
 Net cash used in
  operating activities      14,453     (193,538)      (259,295)                    (438,380)
                         ---------  -----------      ---------       --------   -----------
Cash flows from invest-
 ing activities:
 Purchase of property
  and equipment                         (16,684)          (782)                     (17,466)
 Investment in and
  advances to
  subsidiaries            (387,909)     114,748        273,161
                         ---------  -----------      ---------       --------   -----------
 Net cash used in
  investing activities    (387,909)      98,064        272,379                      (17,466)
                         ---------  -----------      ---------       --------   -----------
Cash flows from financ-
 ing activities:
 Net increase in credit
  facilities                99,859         (387)                                     99,472
 Proceeds from unsecured
  senior notes             300,000                                                  300,000
 Principal payments on
  unsecured senior notes
 Principal payments on
  subordinated debt
 Debt issuance costs        (2,902)                                                  (2,902)
 Net increase in
  collections payable                    79,009           (392)                      78,617
 Net proceeds from
  issuance of preferred
  stock
 Net proceeds from
  issuance of common
  stock
 Proceeds from exercised
  stock options              1,640                                                    1,640
 Dividends paid             (3,492)                                                  (3,492)
                         ---------  -----------      ---------       --------   -----------
 Net cash provided by
  financing activities     395,105       78,622           (392)                     473,335
                         ---------  -----------      ---------       --------   -----------
 Net increase (decrease)
  in cash and cash
  equivalents               21,649      (16,852)        12,692                       17,489
Cash and cash equiva-
 lents at beginning of
 year                      146,718      (44,541)        59,115                      161,292
                         ---------  -----------      ---------       --------   -----------
Cash and cash equiva-
 lents at the end of
 year                    $ 168,367  $   (61,393)     $  71,807       $          $   178,781
                         =========  ===========      =========       ========   ===========

                     THE MONEY STORE INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) SUBSIDIARY GUARANTORS (CONTINUED)

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994
                             (Dollars in thousands)

                                     COMBINED     COMBINED
                          PARENT    GUARANTOR   NON-GUARANTOR
                         COMPANY   SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------- ------------ ------------
Cash flows from operat-
 ing activities:
 Net income              $ 31,321   $   18,200    $ 13,272     $ (31,472)   $   31,321
 Adjustments to recon-
  cile net income to net
  cash used in opera-
  tions:
   Equity in
    undistributed income
    of subsidiaries       (31,304)        (168)                   31,472
   Depreciation & amor-
    tization                1,626        3,616         233                       5,475
   Provision for de-
    ferred income taxes                  7,282       9,155                      16,437
   Provision for credit
    losses                              51,492       1,108                      52,600
   Net change in operat-
    ing assets
    and liabilities:
     Proceeds from loans
      sold                           2,530,597     285,814                   2,816,411
     Loans originated &
      purchased                     (2,433,443)   (345,965)                 (2,779,408)
     Loans repurchased                 (14,314)                                (14,314)
     (Increase) decrease
      in other
      receivables             (83)    (110,076)         43                    (110,116)
     Excess Servicing
      Spread                                      (208,156)                   (208,156)
     Amortization of
      Excess Servicing
      Asset                                        113,443                     113,443
     Increase (decrease)
      in accounts
      payable and other
      liabilities           8,844        1,421         (79)                     10,186
     Other, net                78       (1,778)        764                        (936)
                         --------   ----------    --------     ---------    ----------
 Net cash used in oper-
  ating activities         10,482       52,829    (130,368)                    (67,057)
                         --------   ----------    --------     ---------    ----------
Cash flows from invest-
 ing activities:
 Purchase of property
  and equipment                        (14,891)       (596)                    (15,487)
 Payment for purchase of
  home
  improvement loan
  company, net of cash
  acquired                              (2,748)                                 (2,748)
 Investment in and ad-
  vances to subsidiaries  (88,838)     (57,426)    146,264
                         --------   ----------    --------     ---------    ----------
 Net cash used in in-
  vesting activities      (88,838)     (75,065)    145,668                     (18,235)
                         --------   ----------    --------     ---------    ----------
Cash flows from financ-
 ing activities:
 Net increase in credit
  facilities               24,211          573                                  24,784
 Proceeds from unsecured
  senior notes            150,000                                              150,000
 Principal payments on
  unsecured senior notes
 Principal payments on
  subordinated debt       (17,000)                                             (17,000)
 Debt issuance costs       (2,169)                                              (2,169)
 Net increase in collec-
  tions payable                          7,240        (578)                      6,662
 Net proceeds from issu-
  ance of preferred
  stock
 Net proceeds from issu-
  ance of common stock
 Proceeds from exercised
  stock options
 Dividends paid            (2,371)                                              (2,371)
                         --------   ----------    --------     ---------    ----------
 Net cash provided by
  financing activities    152,671        7,813        (578)                    159,906
                         --------   ----------    --------     ---------    ----------
 Net increase (decrease)
  in cash and cash
  equivalents              74,315      (14,423)     14,722                      74,614
Cash and cash equiva-
 lents at beginning of
 year                      72,403      (30,118)     44,393                      86,678
                         --------   ----------    --------     ---------    ----------
Cash and cash equiva-
 lents at the end of
 year                    $146,718   $  (44,541)   $ 59,115     $            $  161,292
                         ========   ==========    ========     =========    ==========

PROSPECTUS

                             THE MONEY STORE INC.

               COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES

   The Money Store Inc. (the "Company") may offer from time to time, together or separately, (i) shares of its Common Stock, no par value per share (the "Common Stock"), (ii) shares of its preferred stock, no par value per share (the "Preferred Stock"), (iii) its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities") (the Common Stock, the Preferred Stock and the Debt Securities are collectively referred to herein as the "Securities"), in amounts, at prices and on terms to be determined at the time of the offering thereof. The Subordinated Debt Securities and Preferred Stock may be convertible or exchangeable into other series of Debt Securities or shares of Common Stock. The Debt Securities may be guaranteed by certain wholly-owned subsidiaries of the Company named herein. The Securities offered pursuant to this Prospectus by the Company may be issued in one or more series or issuances the aggregate offering price of which will not exceed $734,146,250 (or the equivalent thereof if the Debt Securities are denominated in one or more foreign currencies or foreign currency units).

   The Selling Shareholder (as defined herein) also may offer and sell from time to time up to an aggregate of 1,250,000 shares of Common Stock. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholder.

   The specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and whether such shares will be offered by the Company and/or the Selling Shareholder, (ii) in the case of the Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or method of calculation thereof), the dividend period and dividend payment dates, whether such dividends will be cumulative or noncumulative, the liquidation preference, the voting rights, if any, any terms for optional or mandatory redemption, any terms for conversion or exchange into other series of Debt Securities or Common Stock and any other special terms, and (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the ranking as Senior Debt Securities or Subordinated Debt Securities, the authorized denominations, the maturity, any premium, rate or method of calculation of interest and dates for payment thereof, any terms for optional or mandatory redemption, any sinking fund provisions, any terms for conversion or exchange into other series of Debt Securities or Common Stock and any other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

   The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company.

   The Company and the Selling Shareholder may sell the Securities (i) through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, with such underwriters to be designated at the time of sale, (ii) through agents designated from time to time, or (iii) directly. The names of any underwriters or agents of the Company or of the Selling Shareholder involved in the sale of the Securities, the public offering price or purchase price thereof, any applicable commissions or discounts, any other terms of the offering of such Securities and the net proceeds to the Company or to the Selling Shareholder from such sale, will be set forth in the applicable Prospectus Supplement.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ----------------

April 10, 1997

  FOR NORTH CAROLINA PURCHASERS: THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE COMMISSIONER ACTED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and the Citibank Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Station of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, such materials may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov. Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.

   This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

   (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

   (b) The Company's Current Report on Form 8-K dated April 9, 1997; and

   (c) The Company's Registration Statements on Form 8-A with respect to the Common Stock and the $1.72 Mandatory Convertible Preferred Stock
       (No. 1-10785).

   All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, or superseded, to constitute a part of this Prospectus.

   THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO ERIC R. ELWIN, ESQ., VICE PRESIDENT AND CORPORATE COUNSEL, 2840 MORRIS AVENUE, UNION, NEW JERSEY, 07083. TELEPHONE REQUESTS MAY BE DIRECTED TO ERIC R. ELWIN, ESQ. AT (908) 686-2000.

                                  THE COMPANY

   The Company is a financial services company engaged, through its subsidiaries, in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by the Company primarily consist of (i) fixed and adjustable rate mortgage loans on residential real estate ("Home Equity Loans"), (ii) loans guaranteed in part ("SBA Loans") by the United States Small Business Administration (the "SBA") and commercial loans generally secured by first mortgages ("Small Business Loans" and, together with SBA Loans, "Commercial Loans"), (iii) government-guaranteed student loans ("Student Loans") and (iv) motor vehicle retail installment sale contracts purchased from automotive dealers ("Auto Loans").

   For the year ended December 31, 1996, the Company originated or purchased approximately $5.7 billion of loans. Of these loans, approximately 73% by principal amount were Home Equity Loans, approximately 11% by principal amount were Commercial Loans, approximately 8% by principal amount were Student Loans and approximately 8% by principal amount were Auto Loans. Based upon government agency sources, management believes that during each of the last 14 SBA fiscal years the Company originated a greater principal amount of SBA Loans than any other originator of SBA Loans in the United States.

   Substantially all of the loans originated and purchased by the Company are sold to institutional investors or pledged to the Company's lenders until the loans can be sold and the lenders repaid. Revenue is recognized as gain on sale of receivables, which represents the present value of the difference between the interest charged by the Company to a borrower and the interest rate received by the investor who purchased the loan, in excess of normal loan servicing fees (the "Excess Servicing Spread") and non-refundable fees and premiums on loans sold. The Company recognizes such gain on sale of receivables in the year that the loans are sold, although cash (representing the Excess Servicing Spread and servicing fees) is received by the Company over the lives of the loans. The Company's practice of selling its loans is designed to increase the Company's liquidity, reduce the need to access markets for capital and reduce certain risks associated with interest rate fluctuations. For loans sold during 1996, the Excess Servicing Spread averaged approximately 3.68% on Home Equity Loans, 2.09% on Commercial Loans, 1.90% on Student Loans and 10.09% on Auto Loans.

   The Company generally retains the right to service loans it sells or pledges. In addition to the Excess Servicing Spread, the Company receives fees in connection with its loan origination and servicing activities. The total portfolio of loans which the Company services (the "Serviced Loan Portfolio") was approximately $12.2 billion at December 31, 1996, consisting of $11.2 billion of loans that had been sold with servicing rights retained, $1.0 billion of loans (the "Retained Loan Portfolio") which the Company has not sold and approximately $24.4 million of loans (the "Repurchased Loan Portfolio") which the Company has repurchased from investors pursuant to contractual commitments. The Retained Loan Portfolio consists of (i) Home Equity Loans, Commercial Loans, Student Loans, Auto Loans and other loans that are warehoused pending their sale, (ii) the unsold unguaranteed portion of SBA Loans for which the related guaranteed portions have been sold, (iii) certain Student Loans during the period prior to the commencement of the borrower's repayment obligation, and (iv) loans that the Company otherwise determines to retain.

   At December 31, 1996, the Company operated out of 217 branch offices and was doing business in 50 states, the District of Columbia and the Commonwealth of Puerto Rico.

   The Company was incorporated in New Jersey in 1974. The predecessor of the Company, which is now a wholly-owned subsidiary of the Company, began making Home Equity Loans in 1967. The Company's principal executive offices are located at 2840 Morris Avenue, Union, New Jersey 07083. Its telephone number is (908) 686-2000.

                              RATIOS OF EARNINGS

   The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five-year period ended December 31, 1996.

   The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness and the portion of rental expense considered to be representative of interest.

                                           YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                     1996     1995     1994     1993     1992
                                   --------  -------  -------  -------  -------
                                            (DOLLARS IN THOUSANDS)
Earnings.......................... $273,357  180,389  $98,462  $71,429  $58,552
                                   --------  -------  -------  -------  -------
Interest expense..................  124,076   93,985   43,059   29,184   31,504
Rent expense(1)...................    4,741    3,371    2,376    1,672    1,448
                                   --------  -------  -------  -------  -------
Total fixed charges............... $128,817  $97,356  $45,435  $30,856  $32,952
                                   ========  =======  =======  =======  =======
Ratio                                  2.12x    1.85x    2.17x    2.31x    1.78x
                                   ========  =======  =======  =======  =======

--------
(1) Rent expense reflects one-third of the Company's total rent expense.

                                USE OF PROCEEDS

   Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholder.

                              SELLING SHAREHOLDER

   The Selling Shareholder is Marc Turtletaub, the President and Chief Executive Officer and a Director of the Company. The following table sets forth certain information with respect to the Selling Shareholder's beneficial ownership of Common Stock, as adjusted to reflect the sale by him of the shares registered for sale, at February 1, 1997.

                             SHARES                        SHARES BENEFICIALLY
                          BENEFICIALLY                         OWNED IF ALL
                         OWNED PRIOR TO                     REGISTERED SHARES
                            OFFERING      NUMBER OF SHARES       ARE SOLD
                       ------------------ BEING REGISTERED -----------------------
SELLING SHAREHOLDER      NUMBER   PERCENT     FOR SALE       NUMBER     PERCENT
-------------------    ---------- ------- ---------------- ------------ ----------
Marc Turtletaub....... 19,969,750  34.5%     1,250,000       18,719,750   32.3%

   Marc Turtletaub is a general partner in a general partnership with Alan Turtletaub, the Chairman of the Board of Directors of the Company, which has a one-third interest in a joint venture which is the lessor of the Company's corporate headquarters in Union, New Jersey. During the past three years, the Company has occupied approximately 50,000 square feet in Union under a lease recently extended to the year 2000. The annual rent under the lease, subject to certain adjustments, is approximately $1,200,000.

   From 1990 to 1993, Commercial Capital Co., Inc., a subsidiary of the Company ("CCC"), provided a secured revolving credit facility (the "MTGB Facility") to MTGB Partners ("MTGB"), a general partnership whose partners were Marc Turtletaub and another individual who was neither affiliated with the Company nor related to any Director or officer of the Company. The maximum amount of the MTGB Facility was $5 million and such facility bore interest at prime plus 2% per annum, adjusted quarterly. The term of the MTGB Facility expired on the earlier to occur of September 30, 1995 or the date of sale of all real property owned by Delta Diamond Oaks IV ("Delta Diamond"), a California limited partnership, or of MTGB's direct or indirect interest in Delta Diamond. MTGB repaid the facility in 1993.

                           DESCRIPTION OF SECURITIES

GENERAL

   The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

COMMON STOCK

General

   The Company has 100,000,000 shares of authorized Common Stock, no par value per share. Holders of the Company's Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. The Company has paid a quarterly dividend on its Common Stock since November 1992. The Company anticipates continuing this quarterly dividend program. Holders of the Common Stock are entitled to one vote for each share held of record. Action of the stockholders may generally be taken by the affirmative vote of a majority of the shares present or represented at a duly called meeting at which a quorum is present or represented. Holders of Common Stock have no preemptive or subscription rights and have no liability for further calls or assessments. All shares of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation. The transfer agent and registrar for the Common Stock is Registrar and Transfer Company of Cranford, New Jersey.

DEBT SECURITIES

   The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

   The Senior Debt Securities are to be issued under an indenture, as supplemented from time to time (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under an indenture as supplemented from time to time (the "Subordinated Indenture"), between the Company and The Bank of New York, as Trustee (the "Subordinated Trustee"). The term "Trustee" as used herein shall refer to either the Senior Trustee or the Subordinated Trustee, as appropriate, for Senior Debt Securities or Subordinated Debt Securities. The Senior Indenture and the Subordinated Indenture (being referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA").

   The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions of certain terms therein and in the TIA. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the applicable Indenture. Unless otherwise noted below, section references below are to both Indentures.

   The particular terms of the Debt Securities being offered (the "Offered Debt Securities"), any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of the Offered Debt Securities and any applicable federal income tax considerations will be described in the Prospectus Supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made both to the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

General

   The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company (including the Senior Debt Securities) as described under "--Debt Securities--Subordination" below. The Debt Securities may be issued in one or more series. The respective Indentures provide that there is no limitation on the amount of debt securities that may be issued thereunder from time to time.

   The Company primarily conducts its operations through its Subsidiaries. The rights of the Company and its creditors, including the Holders of the Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the Subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary.

   The accompanying Prospectus Supplement will set forth the terms of the Offered Debt Securities, which may include the following:

      (1)The title of the Offered Debt Securities and whether they are Senior Debt Securities or Subordinated Debt Securities.

      (2)The aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of the Offered Debt Securities.

      (3)The percentage of the principal amount at which the Offered Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined.

      (4)The date or dates on which or periods during which the Offered Debt Securities may be issued, and the date or dates, or the method by which such date or dates will be determined, on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable.

      (5)The rate or rates at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest will be payable and, if the Offered Debt Securities are Registered Securities, the regular record dates, if any, for the interest payable on such interest payment dates, and, if the Offered Debt Securities are floating rate securities, the notice, if any, to Holders regarding the determination of interest and the manner of giving such notice.

      (6)The place or places where the principal of (and premium, if any) and interest on the Offered Debt Securities shall be payable; the extent to which, or the manner in which, any interest payable on any Global Note (as defined below) on an interest payment date will be paid, and the manner in which any principal of, or premium, if any, on, any Global Note will be paid.

      (7)The obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the Holder thereof and the period or periods within which, or the dates on which, the prices at which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation.

      (8)The right, if any, of the Company to redeem the Offered Debt Securities at its option and the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which Offered Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company or otherwise.

      (9)If the coin or currency in which the Offered Debt Securities shall be issuable is U.S. dollars, the denominations of the Offered Debt Securities if other than denominations of $1,000 and any integral multiple thereof.

      (10)Whether the Offered Debt Securities are to be issued as original issue discount securities ("Discount Securities") and the amount of discount at which such Offered Debt Securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof upon an Event of Default.

      (11)Provisions, if any, for the defeasance of Offered Debt Securities or certain of the Company's obligations with respect to the Offered Debt Securities.

      (12)Whether the Offered Debt Securities are to be issued as Registered Securities or Bearer Securities or both, and, if Bearer Securities are issued, whether any interest coupons appertaining thereto ("Coupons") will be attached thereto, whether such Bearer Securities may be exchanged for Registered Securities and the circumstances under which, and the place or places at which, any such exchanges, if permitted, may be made.

      (13)Whether provisions for payment of additional amounts or tax redemptions shall apply and, if such provisions shall apply, such provisions; and, if any of the Offered Debt Securities are to be issued as Bearer Securities, the applicable procedures and certificates relating to the exchange of temporary Global Notes for definitive Bearer Securities.

      (14)If other than U.S. dollars, the currency, currencies or currency units (the term "currency" as used herein will include currency units) in which the Offered Debt Securities shall be denominated or in which payment of the principal of (and premium, if any) and interest on the Offered Debt Securities may be made, and particular provisions applicable thereto and, if applicable, the amount of Offered Debt Securities which entitles the Holder of an Offered Debt Security or its proxy to one vote for purposes of voting at a meeting of Holders of the Offered Debt Securities.

      (15)If the principal of (and premium, if any) or interest on the Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in a currency other than that in which the Debt Securities is denominated or payable without such election, in addition to or in lieu of the applicable provisions of the Indentures, the period or periods within which and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate or rates between the currency or currencies in which the Offered Debt Securities are denominated or payable without such election and the currency or currencies in which the Offered Debt Securities are to be paid if such election is made.

      (16)The date as of which any Offered Debt Securities shall be dated.

      (17)If the amount of payments of principal of (and premium, if any) or interest on the Offered Debt Securities may be determined with reference to an index, including, but not limited to, an index based on a currency or currencies other than that in which the Offered Debt Securities are denominated or payable, or any other type of index, the manner in which such amounts shall be determined.

      (18)If the Offered Debt Securities are denominated or payable in foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on the Offered Debt Securities (including the currency or currencies of payment thereof).

      (19)The designation of the original Currency Determination Agent, if any.

      (20)The applicable Overdue Rate, if any.

      (21)If the Offered Debt Securities do not bear interest, the applicable dates upon which the Company will furnish or cause to be furnished to the Trustee a list of the names and addresses of the Registered Holders of the Offered Debt Securities.

      (22)Any addition to, or modification or deletion of, any Events of Default or covenants provided for in the applicable Indenture with respect to the Offered Debt Securities.

      (23)If any of the Offered Debt Securities are to be issued as Bearer Securities, (x) whether interest in respect of any portion of a temporary Offered Debt Security in global form (representing all of the Outstanding Bearer Securities of the series) payable in respect of any interest payment date prior to the exchange of such temporary Offered Debt Security for definitive Offered Debt Securities shall be paid to any clearing organization with respect to the portion of such temporary Offered Debt Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the Persons entitled to interest payable on such interest payment date, (y) the terms upon which interests in such temporary Offered Debt Security in global form may be exchanged for interests in a permanent Global Note or for definitive Offered Debt Securities and the terms upon which interests in a permanent Global Note, if any, may be exchanged for definitive Offered Debt Securities and (z) the cities in which the Authorized Newspapers designated for the purposes of giving notices to Holders are published.

      (24)Whether the Offered Debt Securities shall be issued in whole or in part in the form of one or more Global Notes and, in such case, the depositary or any common depositary for such Global Notes; and if the Offered Debt Securities are issuable only as Registered Securities, the manner in which and the circumstances under which Global Notes representing Offered Debt Securities may be exchanged for Registered Securities in definitive form.

      (25)The designation, if any, of any depositaries, trustees (other than the applicable Trustee), paying agents, authenticating agents, security registrars (other than the applicable Trustee) or other agents with respect to the Offered Debt Securities.

      (26)If the Offered Debt Securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or upon satisfaction of certain conditions, the form and terms of such certificates, documents or conditions.

      (27)If the Offered Debt Securities are Subordinated Debt Securities, whether they will be convertible or exchangeable into another series of Debt Securities or shares of Common Stock and, if so, the terms and conditions, which may in addition to or in lieu of the provisions contained in the Subordinated Indenture, upon which such Offered Debt Securities will be so convertible or exchangeable, including the conversion or exchange price and the conversion or exchange period.

      (28)Any other terms of the Offered Debt Securities not specified in the Indenture under which such Offered Debt Securities are to be issued (which other terms shall not be inconsistent with the provisions of such Indenture).

      (29)Whether the Offered Debt Securities will be guaranteed by the Subsidiary Guarantors named herein under "--Subsidiary Guarantees."

   The Debt Securities may be issued in one or more series under the Indentures, in each case as authorized from time to time by the Board of Directors of the Company, or any committee thereof or any duly authorized officer or pursuant to any modification of an Indenture. (Section 3.01)

   In the event that Discount Securities are issued, the Federal income tax consequences and other special considerations applicable to such Discount Securities will be described in the Prospectus Supplement relating thereto.

   The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or its Subsidiaries. Reference is made to the accompanying Prospectus Supplement for information with respect to any deletions from, modifications of or additions, if any, to the Events of Default or covenants of the Company described below that are applicable to the Offered Debt Securities, including any addition of covenants or other provisions providing event risk or similar protection.

   All of the Debt Securities of a series need not be issued at the same time, and may vary as to denomination, interest rate, maturity and other provisions and unless otherwise provided, a series may be reopened for issuance of additional Debt Securities of such series. (Section 3.01)

   Denominations, Registration and Transfer

   Unless specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable only as Registered Securities in denominations of $1,000 and any integral multiple thereof and shall be payable only in U.S. dollars. (Section 3.02) The Indentures also provide that Debt Securities of a series may be issuable in global form. See "--Debt Securities--Book-Entry Debt Securities." Unless otherwise indicated in the Prospectus Supplement, Bearer Securities (other than in global form) will have Coupons attached. (Section 2.01)

   Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity and with like terms and conditions. If so specified in the Prospectus Supplement, at the option of the Holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the applicable Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto. (Section 3.05)

   Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange. (Section 3.05)

   Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities, including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities. (Section 3.05)

   Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

   The Company shall not be required to (i) register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or to (ii) register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 3.05)

   Events of Default

   Under the Indentures, "Event of Default" with respect to the Debt Securities of any series means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest upon any Debt Security or any payment with respect to the Coupons, if any, of such series when it becomes due and payable, and continuance of such default for a period of 30 days; (2) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series at its Maturity;
(3) default in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series; (4) default in the performance, or breach of any covenant or warranty in the applicable Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the applicable Indenture specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of Debt Securities of a series other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied; (5) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or (6) any other Event of Default provided with respect to Debt Securities of that series pursuant to the applicable Indenture. (Section 5.01)

   Each Indenture requires the Company to file with the applicable Trustee, annually, an officers' certificate as to the Company's compliance with all conditions and covenants under the applicable Indenture. (Section 12.02) Each Indenture provides that the applicable Trustee may withhold notice to the Holders of a series of Debt Securities of any default (except payment defaults on such Debt Securities) if it considers such withholding to be in the interest of the Holders of such series of Debt Securities to do so. (Section 6.02)

   If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or, if any Debt Securities of such series are Discount Securities, such portion of the principal amount of such Discount Securities as may be specified in the terms of such Discount Securities) of the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the applicable Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount), plus accrued and unpaid interest (and premium, if any) shall become immediately due and payable. Upon payment of such amount in the currency in which such Debt Securities are denominated (except as otherwise provided in the applicable Indenture or specified in the Prospectus Supplement), all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate. (Section 5.02)

   Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders of Debt Securities of that series, unless such Holders shall have offered to the applicable Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 5.07) Subject to such provisions for the indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under such Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series provided that such direction does not conflict with law or with the applicable Indenture. (Section 5.12)

   At any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the Indentures, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, by written notice to the Company and the applicable Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the applicable Trustee a sum in the currency in which such Debt Securities are denominated (except as otherwise provided in the applicable Indenture or specified in the Prospectus Supplement) sufficient to pay (A) all overdue installments of interest on all Debt Securities or all overdue payments with respect to any Coupons of such series, (B) the principal of (and premium, if any, on) any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on each Debt Security of such series or upon overdue payments on any Coupons of such series at a rate established for such series, and (D) all sums paid or advanced by the applicable Trustee and the reasonable compensation, expenses, disbursements and advances of the applicable Trustee, its agents and counsel; and (2) all Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of Debt Securities of such series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the applicable Indenture. No such rescission and waiver will affect any subsequent default or impair any right consequent thereon. (Section 5.02)

   Modification or Waiver

   Without prior notice to or consent of any Holders, the Company and the applicable Trustee, at any time and from time to time, may modify the applicable Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the rights of the Company and the assumption by such successor of the covenants and obligations of the Company in the applicable Indenture and in the Debt Securities and Coupons, if any, issued thereunder; (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities and the Coupons, if any, appertaining thereto (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the applicable Indenture upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to add or change any of the provisions of the applicable Indenture to such extent as shall be necessary to permit or facilitate the issuance thereunder of Debt Securities of any series in bearer form, registrable or not registrable, and with or without Coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of any series or any related Coupons in any material respect; (5) to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination will become effective only when there is no Outstanding Debt Security issued thereunder or Coupon of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply; (6) to secure the Debt Securities issued thereunder; (7) to supplement any of the provisions of the applicable Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action will not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities issued under such Indenture or any related Coupons in any material respect; (8) to establish the form or terms of Debt Securities and Coupons, if any, as permitted by the applicable Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the applicable Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (10) to cure any ambiguity, to correct or supplement any provision in the applicable Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the applicable Indenture and the Debt Securities issued thereunder and the TIA or to make any other provisions with respect to matters or questions arising under the applicable Indenture which will not be inconsistent with any provision of the applicable Indenture; provided such other provisions shall not adversely affect the interests of the Holders of Outstanding Debt Securities or Coupons, if any, of any series created thereunder prior to such modification in any material respect. (Section 11.01)

   With the written consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification voting separately, the Company and the applicable Trustee may modify the applicable Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or of modifying in any manner the rights of the Holders of Debt Securities and Coupons, if any, under the applicable Indenture; provided, however, that no such modification may, without the consent of the Holder of each Outstanding Debt Security of each such series affected thereby
(1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the currency or currencies in which the principal of (and premium, if any) or interest on such Debt Security is denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or limit the obligation of the Company to maintain a paying agency outside the United States for payments on Bearer Securities, or adversely affect the right to convert any Subordinated Debt Security into shares of Common Stock as may be set forth in the Prospectus Supplement; (2) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such modification, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the applicable Indenture or certain defaults or Events of Default thereunder and their consequences provided for in such Indenture; (3) modify any of the provisions of the applicable Indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security of each series affected thereby; provided, however, that certain of such modifications may be made without the consent of any Holder of any Debt Security; or (4) in the case of the Subordinated Indenture, modify any of the provisions relating to the subordination of the Subordinated Debt Securities in a manner adverse to the Holders thereof. (Section 11.02)

   A modification which changes or eliminates any covenant or other provision of the applicable Indenture with respect to one or more particular series of Debt Securities and Coupons, if any, or which modifies the rights of the Holders of Debt Securities and Coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable Indenture of the Holders of Debt Securities and Coupons, if any, of any other series. (Section 11.02)

   In the case of the Subordinated Indenture, no modification may adversely affect the rights of any holder of Senior Indebtedness under the subordination provisions of the Subordinated Indenture without the consent of such holder. (Section 11.08 of the Subordinated Indenture)

   The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of any such series waive, by notice to the applicable Trustee and the Company, any past default or Event of Default under the applicable Indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, or in the payment of any sinking fund installment or analogous obligation with respect to the Debt Securities of such series, or (2) in respect of a covenant or provision hereof which pursuant to the second paragraph under "--Debt Securities--Modification or Waiver" cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. Upon any such waiver, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the Debt Securities of such series under the applicable Indenture, but no such waiver will extend to any subsequent or other default or Event of Default or impair any right consequent thereon. (Section 5.13)

   The Company may omit in any particular instance to comply with certain covenants in the applicable Indenture (including, if so specified in the Prospectus Supplement, any covenant not set forth in the applicable Indenture but specified in the Prospectus Supplement to be applicable to the Debt Securities of any series issued thereunder, except as otherwise specified in the Prospectus Supplement, and including the covenants relating to the maintenance by the Company of its existence, rights and franchises), if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities of such series either waive such compliance in such instance or generally waive compliance with such provisions, but no such waiver may extend to or affect any term, provision or condition except to the extent expressly so waived, and, until such waiver becomes effective, the obligations of the Company and the duties of the applicable Trustee in respect of any such provision will remain in full force and effect. (Section 12.09 of the Senior Indenture; Section 12.07 of the Subordinated Indenture)

   Subordination

   Upon any distribution of assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Debt Securities (Sections 16.01 and 16.02 of the Subordinated Indenture), but the obligation of the Company to make payment of principal (and premium, if any) or interest on the Subordinated Debt Securities will not otherwise be affected. (Section 16.02 of the Subordinated Indenture) No payment on account of principal (or premium, if any), sinking funds or interest may be made on the Subordinated Debt Securities (including, without limitation, payment of any Coupons) unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on Senior Indebtedness has been made or duly provided for. (Section 16.03 of the Subordinated Indenture) In the event that, notwithstanding the foregoing, any payment by the Company described in the foregoing sentence is received by the Trustee under the Subordinated Indenture, any Paying Agent or the Holders of any of the

Subordinated Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities. (Section 16.02 of the Subordinated Indenture)

   By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions thereof shall not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture. (Sections 4.02 and 15.02 of the Subordinated Indenture)

   If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

   Discharge, Legal Defeasance and Covenant Defeasance

   The applicable Indenture with respect to the Debt Securities of any series may be discharged, subject to certain terms and conditions, when (1) either
(A) all Debt Securities and the Coupons, if any, of such series have been delivered to the applicable Trustee for cancellation, or (B) all Debt Securities and the Coupons, if any, of such series not theretofore delivered to the applicable Trustee for cancellation (i) have become due and payable,
(ii) will become due and payable at their Stated Maturity within one year, or
(iii) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice by the applicable Trustee, and the Company, in the case of (i), (ii) or (iii) of subclause (B), has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust for such purpose an amount in the currency in which such Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; provided, however, in the event a petition for relief under the applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the applicable Trustee is required to return the deposited money to the Company, the obligations of the Company under the applicable Indenture with respect to such Debt Securities will not be deemed terminated or discharged; (2) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; (3) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and discharge of the applicable Indenture with respect to such series have been complied with; and (4) the Company has delivered to the applicable Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that such deposit and discharge will not cause the Holders of the Debt Securities of the series to recognize income, gain or loss for Federal income tax purposes. (Section 4.01)

   If provision is made for the defeasance of Debt Securities of a series, and if the Debt Securities of such series are Registered Securities and denominated and payable only in U.S. dollars, then the provisions of each Indenture relating to defeasance shall be applicable except as otherwise specified in the Prospectus Supplement for Debt Securities of such series. Defeasance provisions, if any, for Debt Securities denominated in a foreign currency or currencies or for Bearer Securities may be specified in the Prospectus Supplement. (Section 15.01)

   At the Company's option, either (a) the Company shall be deemed to have been Discharged (as defined below) from its obligations with respect to Debt Securities of any series (including, in the case of Subordinated Debt Securities, the provisions described under "--Debt Securities--Subordination" herein) ("legal defeasance option") or (b) the Company shall cease to be under any obligation to comply with any obligation of the Company in the applicable Indenture including any restrictive covenants described in the accompanying Prospectus Supplement and any other covenants applicable to the Debt Securities which are subject to covenant defeasance (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination" herein) ("covenant defeasance option") at any time after the applicable conditions set forth below have been satisfied: (1) the Company shall have deposited or caused to be deposited irrevocably with the applicable Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Debt Securities of such series (i) money in an amount, or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (i) and (ii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of (and premium, if any) and interest on, the Outstanding Debt Securities of such series on the dates such installments of interest or principal and premium are due; (2) such deposit shall not cause the applicable Trustee with respect to the Debt Securities of that series to have a conflicting interest with respect to the Debt Securities of any series;
(3) such deposit will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (4) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the applicable Trustee an opinion of counsel or a letter or other document from such exchange to the effect that the Company's exercise of its legal defeasance option or the covenant defeasance option, as the case may be, would not cause such Debt Securities to be delisted; (5) no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under the provisions of the applicable Indenture relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and (6) certain other opinions, officers' certificates and other documents specified in the applicable Indenture, including an opinion of counsel or a ruling of the Internal Revenue Service to the effect that such deposit, defeasance or Discharge will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under the provisions of the Indentures relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such Debt Securities shall be reinstated in full. (Section 15.02)

   Payment and Paying Agents

   If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such series an office or agency where Debt Securities of that series may be presented or surrendered for payment, where Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. (Section 12.03)

   If Debt Securities of a series are issuable as Bearer Securities, the Company will maintain (A) in the Borough of Manhattan, The City and State of New York, an office or agency where any Registered Securities of that series may be presented or surrendered for payment, where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption, where Subordinated Debt Securities of that series that are convertible may be surrendered for conversion, where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served and where Bearer Securities of that series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (B) subject to any laws or regulations applicable thereto, in a Place of Payment for that series which is located outside the United States, an office or agency where Debt Securities of that series and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on Debt Securities of that series, if so provided in such series; provided, however, that if the Debt Securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for the Debt Securities of that series in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the Debt Securities of that series are listed on such exchange, and (C) subject to any laws or regulations applicable thereto, in a Place of Payment for that series located outside the United States an office or agency where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption, where Subordinated Debt Securities of that series that are convertible may be surrendered for conversion and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. The Company will give prompt written notice to the applicable Trustee of the locations, and any change in the locations, of such offices or agencies. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the applicable Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the applicable Trustee, except that Bearer Securities of that series and the related coupons may be presented and surrendered for payment at the offices specified in the applicable Debt Security and the Company has appointed the applicable Trustee (or in the case of Bearer Securities may appoint such other agent as may be specified in the applicable Prospectus Supplement) as its agent to receive all presentations, surrenders, notices and demands. (Section 12.03)

   No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on Bearer Securities of such series, if specified in the applicable Prospectus Supplement, shall be made at the office of the applicable Trustee or the Company's Paying Agent in the Borough of Manhattan, the City and State of New York, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Company in accordance with the applicable Indenture is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 12.03)

   Book-Entry Debt Securities

   The Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Notes may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Note"). Payments of principal of (and premium, if any) and interest on Debt Securities represented by a Global Note will be made by the Company to the applicable Trustee and then by such Trustee to the depositary.

   If specified in the applicable Prospectus Supplement, any Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), as depositary, or such other depositary as may be specified in the applicable Prospectus Supplement. In the event that DTC acts as depositary with respect to any Global Notes, the Company anticipates that such Global Notes will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Notes. Additional or differing terms of the depositary arrangements, if any, applicable to the Offered Debt Securities, will be described in the accompanying Prospectus Supplement.

   So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Debt Securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Note.

   If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Notes. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Notes and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Notes. If Registered Securities of any series shall have been issued in the form of one or more Global Notes and if an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing, the Company will issue individual Debt Securities in certificated form in exchange for the relevant Global Notes. (Section 3.04)

   The following is based on information furnished by DTC:

   DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

   Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book entry system for the Debt Securities is discontinued.

   To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

   Principal and interest payments on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

   DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depositary is not appointed, Debt Security certificates are required to be printed and delivered.

   The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debt Security certificates will be printed and delivered.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

   Unless stated otherwise in the applicable Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Notes will be Direct Participants in DTC.

   None of the Company, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have the responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   Conversion or Exchange Rights

   The terms and conditions, if any, upon which Subordinated Debt Securities being offered are convertible or exchangeable into another series of Debt Securities or shares of Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion or exchange price, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the Holder or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversions or exchanges in the event of the redemption of such Subordinated Debt Securities.

   Concerning the Trustees

   The Company may from time to time maintain deposit accounts and conduct other banking transactions with The Chase Manhattan Bank or The Bank of New York and their affiliated entities in the ordinary course of business.

   Certain Definitions

   Set forth below is summary of certain defined terms used in the applicable Indenture. Reference is made to the applicable Indenture for the full definition of all such terms.

   "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Debt Securities of such series and to have satisfied all the obligations under the applicable Indenture relating to the Debt Securities of such series, except (i) the right of Holders of Debt Securities of such series to receive, from the trust fund described under "Discharge, Legal Defeasance and Covenant Defeasance" above, payment of the principal of (and premium, if any) and interest on such Debt Securities when such payments are due, (ii) the Company's obligations with respect to the Debt Securities of such series under the provisions relating to exchanges, transfers and replacement of Debt Securities, the maintenance of an office or agency of the Company and the defeasance trust fund, the provisions relating to compensation and reimbursement of the applicable Trustee and (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee thereunder. (Section 15.02)

   "Indebtedness" means (i) any liability of any Persons (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding trade payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (d) preferred or preference stock of a Subsidiary of the Company held by Persons other than the Company or a Subsidiary of the Company; (ii) any liability of others described in the preceding clause (i) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above. (Section 1.01)

   "Senior Indebtedness" means the principal of (and premium, if any) and unpaid interest on (i) Indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indebtedness evidenced by the Subordinated Debt Securities of any series), unless in the instrument creating or evidencing the same pursuant to which the same is outstanding it is provided that such Indebtedness is not senior or prior in right of payment to the Subordinated Debt Securities or is pari passu or subordinate by its terms in right of payment to the Subordinated Debt Securities and (ii) renewals, extensions and modifications of any such Indebtedness. (Section 1.01 of the Subordinated Indenture)

   "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries thereof. (Section 1.01)

   "U.S. Government Obligations" means securities that are (i) direct obligations of the United States for the timely payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled for supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clauses (i) or
(ii), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government

Obligation or a specific payment of interest on (or principal of) any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 15.02)

SUBSIDIARY GUARANTEES

  The Subsidiary Guarantors named below may, jointly and severally, fully and unconditionally guarantee the due and punctual payment of principal of (and premium, if any) and interest on one or more series of Debt Securities, on such terms and conditions as may be set forth in the applicable Prospectus Supplement.

  The "Subsidiary Guarantors" will consist of the following wholly-owned subsidiaries of the Company: The Money Store/D.C. Inc., The Money Store/Kentucky Inc., The Money Store/Minnesota Inc., The Money Store Auto Finance Inc., ClassNotes Inc., Dyna-Mark, Inc., Equity Insurance Agency, Inc., Major Brokerage Co., Inc., Princeton Escrow, The Money Store Home Equity Corp., The Money Store Investment Corporation, The Money Store of New York Inc., The Commerce Group, The Money Store Commercial Mortgage Inc., The Money Store Service Corp., TMS Mortgage Inc., The Money Store U.K. Inc., The Money Store Realty Inc., and TMS Venture Holdings, Inc.

  As of the date of this Prospectus, the Subsidiary Guarantors conduct all of the Company's operations other than its Student Loan business and the holding of its excess servicing asset.

PREFERRED STOCK

   The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Articles of Incorporation, as amended (the "Articles"), and the Articles of Amendment relating to each such series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

   General

   Under the Articles, the Board of Directors may, by resolution, establish series of Preferred Stock having such voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine.

   The Preferred Stock offered hereby will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accrue; (5) any redemption or sinking fund provisions; (6) any terms by which such series of Preferred Stock may be convertible into or exchanged for Common Stock or Debt Securities; and (7) any additional or other rights, preferences, privileges, limitations and restrictions relating to such series of Preferred Stock.

   The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock (the "Junior Stock") and on a parity with each other series of Preferred Stock offered hereby (the "Parity Stock").

   Dividend Rights

   Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors of the company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the applicable Prospectus Supplement.

   The Preferred Stock of each series will include customary provisions (1) restricting the payment of dividends or the making of other distributions on, or the redemption, purchase or other acquisition of, Junior Stock unless full dividends, including, in the case of cumulative Preferred Stock, accruals, if any, in respect of prior dividend periods, on the shares of such series of Preferred Stock have been paid and (2) providing for the pro rata payment of dividends on such series and other Parity Stock when dividends have not been paid in full upon such series and other Parity Stock.

   Rights Upon Liquidation

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any Parity Stock are not paid in full, the holders of the Preferred Stock of such series and of such Parity Stock will share ratably in any such distribution of assets of the Company in proration to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Company.

   Voting Rights

   The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as indicated in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, when and if any such series is entitled to vote, each share in such series will be entitled to one vote.

                             PLAN OF DISTRIBUTION

   The Company and the Selling Shareholder may offer and sell the Securities in one or more of the following ways: (i) through underwriters or dealers,
(ii) through agents, or (iii) directly to one or more purchasers. The Prospectus Supplement with respect to a particular offering of a series of Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the proceeds to the Company and/or the Selling Shareholder from such sales and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or re-allowed or paid to dealers and any securities exchange, if any, on which such Securities may be listed. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

   If underwriters are used in the offer and sale of Offered Securities, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

   Offered Securities may be offered and sold directly by the Company and the Selling Shareholder or through agents designated by the Company and the Selling Shareholder from time to time. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable to such agent will be set forth in or calculable from, the applicable Prospectus Settlement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of the Offered Securities not less than and, unless the Company otherwise agrees, the aggregate amount of the Offered Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of the Offered Securities will not be subject to any conditions except that (i) the purchase of the Offered Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and
(ii) any related sale of the Offered Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of the Offered Securities pursuant to Delayed Delivery Contracts accepted by the Company. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

   The Debt Securities and the Preferred Stock will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

   Any underwriter, dealer or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold, and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

   Under agreements entered into with the Company or the Selling Shareholder, underwriters, dealers and agents may be entitled to indemnification by the Company or the Selling Shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

   Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

   Unless otherwise specified in the applicable Prospectus Supplement, the validity of the Common Stock and the Preferred Stock offered hereby will be passed upon by Corporate Counsel to the Company, and the validity of the Debt Securities and the Subsidiary Guarantees offered hereby will be passed upon by Stroock & Stroock & Lavan LLP, New York, New York. Certain other legal matters will be passed upon for the Company by Stroock & Stroock & Lavan LLP. Certain legal matters in connection with any offering of Securities involving any underwriters or dealers will be passed upon for such underwriters or dealers by counsel to be named in the appropriate Prospectus Supplement. Stroock & Stroock & Lavan LLP and such counsel may rely as to matters of New Jersey law on Corporate Counsel to the Company.

                                    EXPERTS

   The consolidated financial statements of The Money Store Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY
OF THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary..............................................  S-3
Investment Considerations..................................................  S-6
Use of Proceeds............................................................ S-10
Capitalization............................................................. S-10
Ratios of Earnings......................................................... S-11
Selected Consolidated Financial Data....................................... S-12
Description of the Notes................................................... S-15
Underwriting............................................................... S-18
Legal Matters.............................................................. S-19
Index to Consolidated Financial Statements.................................  F-1
                                   PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents By Reference............................    2
The Company................................................................    4
Ratios of Earnings.........................................................    5
Use of Proceeds............................................................    5
Selling Shareholder........................................................    6
Description of Securities..................................................    6
Plan of Distribution.......................................................   23
Legal Matters..............................................................   24
Experts....................................................................   24

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                                  $300,000,000

                             THE MONEY STORE/(R)/

                                  $175,000,000
                          8.05% SENIOR NOTES DUE 2002

                                  $125,000,000
                          8.375% SENIOR NOTES DUE 2004


                         ----------------------------

                             PROSPECTUS SUPPLEMENT

                         ----------------------------

                            BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS


                       PRUDENTIAL SECURITIES INCORPORATED
                              SALOMON BROTHERS INC

                                 APRIL 10, 1997

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